   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997


                                            REGISTRATION STATEMENT NO. 333-36577
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                     BRADLEY OPERATING LIMITED PARTNERSHIP
               (Exact name of registrant as specified in charter)

                             ---------------------

           DELAWARE                                     04-3306041
    (State of incorporation)                (I.R.S. Employer Identification No.)

                         40 SKOKIE BOULEVARD, SUITE 600

                        NORTHBROOK, ILLINOIS 60062-1626
                                 (847) 272-9800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ---------------------

                                THOMAS P. D'ARCY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           BRADLEY REAL ESTATE, INC.
                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626
                                 (847) 272-9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                WITH A COPY TO:

                             WILLIAM B. KING, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                EXCHANGE PLACE, BOSTON, MASSACHUSETTS 02109-2881
                                 (617) 570-1000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]
    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION NOVEMBER 18, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1997)

                     BRADLEY OPERATING LIMITED PARTNERSHIP
                      $100,000,000        % NOTES DUE 2004

                            ------------------------

    Bradley Operating Limited Partnership (the "Operating Partnership") will
issue its   % Notes due 2004 (the "Notes") offered hereby in an aggregate principal amount of $100,000,000. Interest on the Notes is payable semi-annually
in arrears on            commencing            , 1998. See "Description of
Notes -- Principal and Interest." The Notes will mature on            , 2004.
The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date, and (ii) the Make-Whole Amount (as defined in "Description of the Notes -- Optional Redemption"), if any. See "Description of
Notes -- Optional Redemption." The Notes are unsecured obligations of the Operating Partnership and will rank equally with all unsecured and unsubordinated indebtedness of the Operating Partnership. The Notes are not subject to any mandatory sinking fund. The Notes contain certain restrictions on the Operating Partnership's ability to incur additional indebtedness. See "Description of Notes."

    The Notes constitute a separate series of debt securities which will be represented by a single fully registered global note in book-entry form without coupons (a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes -- Book-Entry System." Settlement of the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR CERTAIN FACTORS
                    RELATING TO AN INVESTMENT IN THE NOTES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================
                                                                                      Proceeds to Operating
                                         Price to Public(1)        Underwriting         Partnership(1)(3)
                                                                     Discounts
                                                                and Commissions(2)
-----------------------------------------------------------------------------------------------------------
Per Note..............................            %                      %                      %
-----------------------------------------------------------------------------------------------------------
Total.................................            %                      %                      %
===========================================================================================================

(1) Plus accrued interest, if any, from            , 1997.

(2) The Company and the Operating Partnership have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(3) Before deducting expenses payable by the Operating Partnership estimated at
                 .
                            ------------------------

    The Notes are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made on or about
             , 1997 through the book-entry facilities of DTC, against payment therefor in immediately available funds.

                            ------------------------

PAINEWEBBER INCORPORATED
          BT ALEX. BROWN

                      SALOMON BROTHERS INC

                                 FIRST CHICAGO CAPITAL MARKETS, INC.

                            ------------------------

          The date of this Prospectus Supplement is November   , 1997

                            ------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY STABILIZE OR MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

-------------------------------------------------------------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference. As used herein, the term "Bradley Real Estate, Inc." refers also to its predecessor Bradley Real Estate Trust, and the term "Company" or "Bradley" as used herein refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis (including Bradley Operating Limited Partnership and its subsidiaries) or, where the context so requires, Bradley Real Estate, Inc. only. The term "Operating Partnership" as used herein means Bradley Operating Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Bradley Operating Limited Partnership only.

                           THE OPERATING PARTNERSHIP

     Bradley Operating Limited Partnership is the entity through which Bradley Real Estate, Inc., a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of September 30, 1997, the Operating Partnership owned, directly or indirectly, 44 properties (42 shopping centers and two office/retail properties) in 12 states, aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets. The portfolio of properties owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.0% of gross revenues. The majority of the properties have been constructed or renovated within the past five to eight years. As of September 30, 1997, the Operating Partnership's portfolio was approximately 93% occupied. (Properties owned by the Operating Partnership from time to time are hereinafter sometimes referred to individually as a "Property" and collectively referred to as the "Properties" or the "Portfolio.")

     The Operating Partnership's strategic objective is to be an owner of grocery-anchored, open-air community and neighborhood shopping centers in the upper Midwest, generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin. The Operating Partnership currently owns properties in seven states in this region. Through past experience as well as current research, the Operating Partnership believes that this region is economically strong and diverse and provides a favorable environment for the acquisition, ownership and operation of retail properties. The Operating Partnership evaluates prospects in both metropolitan statistical areas defined by the U.S. Census Bureau ("MSAs") and secondary markets within this region that offer opportunities for favorable investment returns and long-term cash flow growth.

     The Operating Partnership favors grocery-anchored centers because, based on its past experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than apparel- or leisure-anchored shopping center properties. Grocery-anchored centers perform better through varied economic conditions because they are usually located close to residential areas, are convenience driven, promote repeat customer traffic and cross-shopping, and tend to be less affected by changing demographics. The Operating Partnership intends to grow by improving cash flows from existing Properties through innovative, proactive management and leasing that focuses on tenant satisfaction and retention, increases in rents and occupancy levels and the control of operating expenses. The Operating Partnership also intends to grow through the acquisition of additional grocery-anchored shopping centers located throughout its Midwest target market. The Operating Partnership believes it is well positioned to achieve these objectives given Bradley's 35 year operating history in the Midwest region of the country, its existing management infrastructure in several key Midwestern markets and its depth of management and management information systems.

     As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private entities regarding possible portfolio or individual asset acquisitions or business combinations. The Operating Partnership seeks to create an income stream diversity across its Midwest markets to achieve sustainable growth through varied economic conditions. Since January 1, 1997, the Operating Partnership has acquired 17 shopping centers which meet its investment criteria and expects to
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
complete additional acquisitions during the remainder of the year, although there can be no assurance that further acquisitions will be made within its target markets. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in its Midwest target market that are anchored by strong national, regional and independent grocery store chains.

     The Company currently owns an approximately 95% economic interest in and is the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the Operating Partnership are evidenced by units of partnership interest ("Units") with the interest of the general partner evidenced by general partner units ("GP Units"). The interests of persons who contributed direct or indirect interests in certain properties to the Operating Partnership are evidenced by limited partner units ("LP Units").

     In August 1997, Standard & Poor's Investment Services ("Standard & Poor's") assigned a corporate rating of "BBB-" to the Operating Partnership, and on November 4, 1997 Moody's Investors Service ("Moody's") assigned a prospective rating of "(P)Baa3" to the unissued shelf registration of debt securities filed by the Operating Partnership.

     The Operating Partnership is organized under the laws of the State of Delaware. Its offices are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

                                 THE PROPERTIES

     Set forth below are summary descriptions of the Properties owned by the Operating Partnership as of the date of this Prospectus Supplement and rental information for leases in effect as of September 30, 1997 or, for Properties acquired after September 30, 1997, as of the date of acquisition.

                                                                    GROSS
                                                                  LEASABLE
                                                      YEAR       AREA (GLA)      PERCENT     ANNUALIZED
      SHOPPING CENTERS                              ACQUIRED     SQUARE FEET     LEASED     BASE RENT(1)
      ----------------                              --------    -------------    -------    -------------
      ILLINOIS
  1.  Commons of Chicago Ridge and Annex..........    1996          309,000         93%      $ 2,837,116
  2.  Commons of Crystal Lake(2)..................    1996          273,000         71         2,261,841
  3.  Crossroads Center...........................    1992(3)       242,000         97         1,382,014
  4.  Fairhills Shopping Center...................    1997          106,000         90           594,917
  5.  Heritage Square.............................    1996          212,000        100         2,609,091
  6.  High Point Centre...........................    1996          240,000         99         2,151,908
  7.  Parkway Pointe..............................    1997           39,000        100           463,101
  8.  Rivercrest Center...........................    1994(3)       458,000         99         3,585,615
  9.  Rollins Crossing............................    1996           66,000(4)      82           489,939
 10.  Sangamon Center North.......................    1997          140,000         98         1,002,405
 11.  Sheridan Village............................    1996          296,000         98         2,246,202
 12.  Sterling Bazaar.............................    1997           82,000         94%          646,884
 13.  Wardcliffe Center...........................    1997           62,000        100%          317,196
 14.  Westview Center.............................    1993(3)       328,000         72         2,121,997
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE ILLINOIS.........                2,853,000         92%      $22,710,226
      INDIANA
 15.  Martin's Bittersweet Plaza..................    1997           78,000         98           553,135
 16.  County Line Mall............................    1997          261,000         94         1,598,100
 17.  Speedway SuperCenter and Outlots............    1996          541,000         97         3,883,929
 18.  The Village(5)..............................    1996          356,000         86         1,651,191
 19.  Washington Lawndale Commons.................    1996          333,000         98         1,642,978
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE INDIANA..........                1,569,000         94%      $ 9,329,333
      IOWA
 20.  Burlington Plaza West.......................    1997           88,000         94           573,685
 21.  Davenport Retail............................    1997           63,000        100           604,355
 22.  Holiday Plaza...............................    1997           46,000         87           282,219

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                                                    GROSS
                                                                  LEASABLE
                                                      YEAR       AREA (GLA)      PERCENT     ANNUALIZED
                    SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED     BASE RENT(1)
      --------------------------------------------                ---------        ---       -----------
 23.  Parkwood Plaza..............................    1997          125,000         93         1,019,873
 24.  Spring Village..............................    1997           91,000        100           567,715
 25.  Warren Plaza................................    1997(3)        90,000        100           660,828
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE IOWA.............                   503,000         96%      $ 3,708,675
      KANSAS
 26.  Santa Fe Square.............................    1996(3)       134,000         94       $ 1,100,219
 27.  Westchester Square..........................    1997          165,000         93         1,231,672
                                                                  ---------        ---       -----------
      TOTAL/WEIGHTED AVERAGE KANSAS...............                  299,000         93%      $ 2,331,891
      KENTUCKY
 28.  Stony Brook.................................    1996          136,000         98         1,384,869
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE KENTUCKY.........                  136,000         98%      $ 1,384,869
      MINNESOTA
 29.  Brookdale Square............................    1996(3)       185,000         86         1,175,468
 30.  Burning Tree Plaza..........................    1993(3)       139,000         93         1,165,599
 31.  Har Mar Mall................................    1992(3)       430,000         92         3,797,782
 32.  Hub West Shopping Center....................    1991(3)        78,000        100           839,271
 33.  Richfield Hub Shopping Center...............    1988(3)       138,000         98         1,262,477
 34.  Roseville Center............................    1997           75,000         92           624,708
 35.  Sun Ray Shopping Center.....................    1961(3)       258,000         82         1,615,111
 36.  Terrace Mall................................    1993(3)       137,000         94           913,871
 37.  Westwind Plaza..............................    1994(3)        88,000         92           891,960
 38.  White Bear Hills............................    1993(3)        73,000        100           592,781
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE MINNESOTA........                1,601,000         91%      $12,879,028
      MISSOURI
 39.  Grandview Plaza.............................    1971(3)       316,000         78         2,127,323
 40.  Liberty Corners.............................    1997          121,000        100           720,941
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE MISSOURI.........                  437,000         84%      $ 2,848,264
      NEW MEXICO
 41.  St. Francis Plaza...........................    1995           30,000        100           357,000
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE NEW MEXICO.......                   30,000        100%      $   357,000
      TENNESSEE
 42.  Williamson Square(6)........................    1996          335,000         90         2,109,757
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE TENNESSEE........                  335,000         90%      $ 2,109,757
      WISCONSIN
 43.  Madison Plaza...............................    1997          128,000        100           991,131
 44.  Mequon Pavilions............................    1996          212,000         98         2,269,611
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE WISCONSIN........                  340,000         99%      $ 3,260,742
                                                                  ---------        ---       -----------
      TOTAL/WEIGHTED AVERAGE SHOPPING CENTERS.....                8,103,000         92%      $60,919,785
      RETAIL/OFFICE BUILDINGS
      ILLINOIS
 45.  One North State.............................    1996          639,000         98         9,849,135
      MASSACHUSETTS
 46.  585 Boylston St.(5).........................    1961           22,000         90           683,276
                                                                  ---------        ---       -----------
          TOTAL/WEIGHTED AVERAGE RETAIL/OFFICE
             BUILDINGS............................                  661,000         98%      $10,532,411
                                                                  ---------        ---       -----------
          GRAND TOTAL/WEIGHTED AVERAGE............                8,764,000         93%      $71,452,196
                                                                  =========        ===       ===========

---------------
(1) Annualized base rent is calculated by multiplying base rent for September 1997 by twelve.
(2) The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to Venture Stores, Inc.
(3) Year the Property was acquired by the Company, which contributed the Property to the Operating Partnership in August 1997.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(4) The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by Kmart Corporation.
(5) This Property is held for sale.
(6) The Operating Partnership is the 60% general partner of a partnership owning this Property, whose limited partner interests are owned by an unrelated investor.

                                  RISK FACTORS

     An investment in the Notes involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" in the accompanying Prospectus prior to any investment in the Operating Partnership.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

     All capitalized terms used herein and not defined herein have the meaning provided in the Indenture (as defined herein) or under "Description of Notes."

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of Notes.

MATURITY...................  November   , 2004.

INTEREST PAYMENT DATES.....  Semi-annually in arrears on           commencing
                                         , 1998.

RANKING....................  The Notes will be unsecured obligations of the
                             Operating Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to indebtedness and other liabilities of the Operating Partnership's subsidiaries. In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any limited partner of the Operating Partnership for the repayment of the Notes.

USE OF PROCEEDS............  The net proceeds from the sale of the Notes will either be used to partially prepay a $100 million mortgage note, any accrued but unpaid interest thereon, and a related prepayment penalty (estimated to be $3,900,000) or to partially repay short-term indebtedness used to prepay such mortgage note. See "The Operating
                             Partnership -- The REMIC Note and Other
                             Indebtedness."

OPTIONAL REDEMPTION........  The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of Notes -- Optional Redemption."

CERTAIN COVENANTS..........  The Notes contain various covenants including the following:

                             - Neither the Operating Partnership nor any
                               Subsidiary (as hereinafter defined) may incur any Indebtedness (as hereinafter defined) if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Total Assets (as hereinafter defined) of the Operating Partnership and its Subsidiaries as of the end of the most recent calendar quarter prior to the incurrence of such additional Indebtedness, and (ii) the purchase price of any real estate assets or mortgages receivable acquired by the Operating Partnership and its Subsidiaries since the end of such calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness, less (iv) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

                             - Neither the Operating Partnership nor any
                               Subsidiary may incur any Indebtedness secured by any mortgage or other lien upon any of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               property of the Operating Partnership or any Subsidiary if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any mortgage or other lien on the property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recent calendar quarter prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired by the Operating Partnership and its Subsidiaries since the end of such calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness, less
                               (iv) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

                             - The Operating Partnership and its Subsidiaries
                               will maintain Total Unencumbered Assets (as hereinafter defined) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as hereinafter defined) of the Operating Partnership and its Subsidiaries on a consolidated basis.

                             - Neither the Operating Partnership nor any
                               Subsidiary may incur any Indebtedness if, after giving effect thereto, the ratio of Consolidated Income Available for Debt Service (as hereinafter defined) to the Annual Service Charge (as hereinafter defined) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to certain assumptions.

                             The foregoing covenants do not restrict the Operating Partnership from refinancing existing Indebtedness, provided that the outstanding principal amount of such Indebtedness is not increased. For a more complete description of the terms and definitions used in the foregoing limitations, see "Description of Notes -- Certain Covenants."
'

--------------------------------------------------------------------------------

                           THE OPERATING PARTNERSHIP

GENERAL

     Bradley Operating Limited Partnership is the entity through which Bradley Real Estate, Inc., a self-administered and self-managed REIT, conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Bradley Real Estate, Inc., has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company is the nation's oldest continuously qualified real estate investment trust. The Operating Partnership is an owner of grocery-anchored, open-air neighborhood and community shopping centers in the Midwestern region of the United States and is engaged in the business of acquiring, and actively managing and leasing such properties. As of September 30, 1997, the Operating Partnership owned 44 properties in 12 states, aggregating approximately 8.6 million square feet of gross leasable area.

     In March 1996, the Company completed the acquisition (the "Tucker Acquisition") of Tucker Properties Corporation ("Tucker"). The Tucker acquisition was consummated through the issuance by the Company of approximately
7.4 million shares of its common stock valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships; eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed to the Operating Partnership its interests in the 18 properties that it had previously held directly. The Operating Partnership therefore succeeded Bradley as the entity through which the Company expects to expand its ownership and operation of properties primarily located in the Midwestern region of the country. In addition, in August 1997, Standard & Poor's assigned a corporate rating of "BBB-" to the Operating Partnership, and on November 4, 1997 Moody's assigned a prospective rating of "(P)Baa3" to the unissued shelf registration of debt securities filed by the Operating Partnership.

     As of September 30, 1997, the Operating Partnership owned, directly or indirectly, 44 Properties (42 shopping centers and two office/retail properties) in 12 states, aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets. Of the 44 properties owned by the Operating Partnership at September 30, 1997, 28 were grocery-anchored, open-air shopping centers located in the Midwestern region of the United States. The Portfolio owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.0% of gross revenues. The majority of the Properties have been constructed or renovated within the past five to eight years. As of September 30, 1997, the Operating Partnership's Portfolio was approximately 93% occupied.

     As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private real estate entities regarding possible portfolio or individual asset acquisitions or business combinations. The Operating Partnership is in the process of actively evaluating several properties and, accordingly, expects to complete additional acquisitions of retail properties during 1997, although no assurance can be given that any of these acquisitions will be consummated. However, the Operating Partnership does not currently have any properties under agreement which individually or in the aggregate would have a material affect on the financial condition of the Operating Partnership. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in the upper Midwest -- generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin -- that are anchored by strong national, regional and independent grocery store chains. The Operating Partnership favors grocery-anchored shopping centers because, based on its experience and current research, such properties offer better prospects for sustainable cash flow growth over time due to their strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than apparel- or leisure-anchored shopping center properties.

     The Company currently owns an approximately 95% economic interest in and is the sole general partner of the Operating Partnership. The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the Operating Partnership are evidenced by Units with the interest of the general partner evidenced by GP Units.

     The Operating Partnership is a Delaware limited partnership and the Company is a Maryland corporation. The executive offices of both the Operating Partnership and the Company are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626 and their telephone number is (847) 272-9800.

BUSINESS OBJECTIVES AND STRATEGIES

     Philosophy:

     The Operating Partnership believes grocery-anchored, open-air properties offer risk-adjusted returns that are superior to alternative retail formats. Grocery-anchored centers perform better through varied economic conditions because they are usually located close to residential areas, are convenience driven, promote repeat customer traffic and cross-shopping and tend to be less affected by changing demographics. The Operating Partnership intends to grow by improving cash flows from existing Properties through innovative, proactive management and leasing that focuses on tenant satisfaction and retention, increases in rents and occupancy levels and the control of operating expenses. The Operating Partnership also intends to grow through the acquisition of additional grocery-anchored shopping centers located throughout its Midwest target market. The Operating Partnership believes it is well positioned to achieve these objectives given Bradley's 35 year operating history in the Midwest region of the country, its existing management infrastructure in several key Midwestern markets and its depth of management and management information systems.

     Management Structure:

     The Operating Partnership provides a full range of fully integrated real estate services with over 80 professionals involved in management, leasing, acquisition and financing of the Operating Partnership's 44 Properties. Senior management consists of seven individuals with an average of 18 years of real estate experience, ranging from 12 to 30 years in the business. The Operating Partnership maintains regional offices in Chicago, Minneapolis, St. Louis, Indianapolis and Milwaukee, in order that as many Properties as practicable have a manager located within a one to two hour drive. The Operating Partnership believes that operational success is driven by its employees and seeks to provide a challenging and congenial work environment which offers personal and career growth to all employees. The finance, accounting and administrative functions for the Operating Partnership are handled by a central office staff located in the Northbrook, Illinois headquarters.

     Property Operations:

     The Asset Management Department operates the Portfolio with the objective of maximizing current cash flows while at the same time enhancing long-term value. The Properties are operated by 13 professional property managers, all of whom have or are working toward professional designations. Each property manager currently manages an average of 600,000 square feet in slightly over three Properties. Property managers all have comprehensive written goals focusing on the following objectives:

          Tenant Coverage and Retention: The Operating Partnership believes that the maintenance of good relationships and communications is imperative to tenant retention. Managers meet with tenants on a regular basis, with such communication considered essential not only in the lease renewal process but also in identifying mutual needs and expectations while clarifying and resolving issues. In general, leases are renewed at market rates with standard escalation clauses. The property manager negotiates the renewal terms with tenants, in conjunction with the leasing agent assigned to the Property.

          Property Maintenance and Expense Control: Maintenance of the Portfolio is performed by both internal and third-party contract personnel. The Operating Partnership's construction and property management personnel ensure each Property is maintained in optimal condition while ensuring all opportunities to minimize operating costs are considered. These opportunities include property tax protestation, competitive bidding for third party services, conducting routine preventative maintenance and enforcing strict accounting and collection controls.

          Financial Performance: Revenues from the Portfolio are maximized by providing property managers and leasing agents with significant input in the setting of financial goals for each Property and enabling property managers and leasing agents to make decisions with respect to new and renewal leases. Property managers are also required to follow strict policies with respect to competitive bidding of contracts and the collection procedures to be followed at each Property, as well as aggressively to seek property tax reductions.

     Leasing:

     The Leasing Department is focused on attracting and retaining quality tenants on economically favorable terms, leveraging off established tenant relationships and capitalizing on the Operating Partnership's ability to offer multiple locations. Each leasing representative is responsible for, on average,
1.5 million square feet of retail space or approximately five to eight shopping centers. Leasing representatives are assigned specific Properties and are responsible for the following objectives:

        Creating an annual leasing plan including an analysis of the competition for each center which is an integral part of the annual budget.

        Managing all leasing activities including sourcing new tenants, negotiating lease parameters, lease analysis and closing lease transactions.

        Working with property managers on lease renewals.

        Monitoring and working with the construction department on tenant improvements in order to insure that all lease occupancy requirements are met.

        Establishing tenant and industry relationships.

     The Operating Partnership commits significant resources to market research efforts. Leasing representatives have access to demographic programs detailing existing and projected population, income and retail sales growth within a trade area, as well as the macro and micro economic data provided by the Research Department. In addition to this internal market data, leasing representatives are required to prepare a site specific market analysis for each Property, taking into consideration competitive centers, market rental rates, local tenant concentration, traffic patterns and vacancies within competing centers.

     Acquisitions:

     The Operating Partnership focuses its efforts on the acquisition of grocery-anchored, open-air neighborhood and community shopping centers in its Midwest target area. Acquisition efforts are focused on both MSAs and secondary markets in this area. The Operating Partnership seeks acquisitions in MSAs and secondary markets where it can establish a strong market presence by owning multiple properties. The Operating Partnership primarily seeks grocery-anchored, open-air neighborhood and community shopping centers containing 60,000 to 200,000 square feet of rentable area and that have the following additional characteristics:

        Anchored by grocery stores that are operated by national or regional Midwest chains or by top-tier independent operators with leading positions in their trade areas.

        Contain service retailer tenants, such as banks, related financial service, brokerage, medical offices, auto service, restaurants, drug stores, video stores and florists.

        Have an appropriate balance of "small shop" space to the amount of anchor square footage.

        Have been sufficiently well-maintained so as not to have significant deferred maintenance costs.

     The Operating Partnership seeks to acquire properties that management believes are priced below replacement cost, are located in strong Midwestern MSAs or secondary markets, and that are capable of producing minimum acceptable threshold yields which management believes can be increased through the Operating Partnership's operating and leasing experience and in certain instances through strategic capital improvements. In conjunction with extensive internal research and product sourcing efforts, the Operating Partnership has established relationships with external brokers in a number of its markets, enabling it to diversify its search throughout its Midwestern target area. Such relationships give the Operating Partnership broad geographic coverage while minimizing fixed general and administrative expenses.

     Research:

     The Research Department supports the overall strategic planning process as well as the Acquisition, Leasing and Asset Management Departments. The Operating Partnership maintains its own internal demographic, retailer and shopping center databases with the assistance and support of outside consultants. Research efforts are ongoing and focus on analyzing selected counties and MSAs throughout the Operating Partnership's target markets in the Midwest. The research process focuses on four major elements:

        Demographic and economic trends in the Operating Partnership's trade areas.

        Detailed databases on shopping center inventory and owners.

        Credit and operating information on the region's grocery operators, as well as other national, regional and local tenants.

        Supply and demand balances for retail space in the targeted markets' trade areas.

     Management Information Systems:

     The Operating Partnership has integrated property management information systems which include distributive processing features that make available next day information to field and corporate office personnel of data and transactions entered at each location. The system also includes a comprehensive lease database containing all relevant economic and compliance provisions contained in each lease. The system is designed with significant security, control and efficiency features and includes automated billings, daily updates of receivables and open payables, and operational reports for both leasing and property management personnel. Management of the Operating Partnership is committed to continued investment in information technology so that information systems will continue to be adequate to support the growth of the Operating Partnership.

CAPITAL STRUCTURE

     Management intends to finance the Operating Partnership's future growth through the maintenance of a flexible capital structure that management believes will allow the Operating Partnership to take advantage of acquisition and development opportunities while providing access to the public debt and equity capital markets on favorable terms. The Operating Partnership intends to maintain a strong financial position by: (i) maintaining a low level of leverage (i.e., a ratio of debt and preferred stock to Real Estate Value of 50% or less, with "Real Estate Value" defined as annualized net operating income of the most recent fiscal quarter divided by 10.25%), (ii) maintaining a large pool of unencumbered properties, (iii) managing its exposure to variable interest rates, and (iv) extending and staggering its debt maturities. Management currently expects that all future indebtedness will be issued by the Operating Partnership.

     Management believes the following indicators reflect the strong financial position of the Operating Partnership:

     - As of September 30, 1997, on a pro forma basis giving effect to the offering and the application of the net proceeds therefrom, the Operating Partnership and its Subsidiaries had $558.5 million of Total Unencumbered Assets (as hereinafter defined) supporting Unsecured Debt (as hereinafter defined) of the Company and its Subsidiaries of $226.4 million. (See "Description of the Notes -- Certain Covenants" for definitions of these capital terms.)

     - As of September 30, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Operating Partnership and its Subsidiaries had a ratio of Debt to Total Assets of 42.1%, a ratio of Secured Debt to Total Assets of 4.7%, a ratio of Total Unencumbered Assets to Unsecured Debt of 246.7%.

     - For the nine months ended September 30, 1997, the Operating Partnership's Debt Service Coverage Ratio was 3.6x. Debt Service Coverage Ratio is defined as Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), divided by the sum of interest expense and scheduled principal payments. EBITDA is defined as income before extraordinary items, provisions for gains and losses on properties and minority interest, plus depreciation and amortization and interest expense.

PROPERTIES

    The following table and notes describe the Properties owned by the Operating Partnership as of the date of this Prospectus Supplement and rental information for leases in effect as of September 30, 1997 or, for Properties acquired after September 30, 1997, as of the date of acquisition. All Properties are wholly owned by the Operating Partnership in fee simple unless otherwise indicated. The Operating Partnership currently has no major proposed program for the renovation, improvement or development of any of its Properties and, unless otherwise indicated, the Operating Partnership is holding the Properties for investment purposes. All of the Properties are located in developed areas and, accordingly, must compete with other similar properties for tenants and consumers.

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
              ----------------                --------     -----------     -------   ------------    -------------
ILLINOIS
Commons of Chicago Ridge and Annex              1996           309,000        93%     $ 2,837,116       $  9.85
Chicago Ridge, IL

Commons of Crystal Lake(4)(5)                   1996           273,000        71%       2,261,841         11.61
Crystal Lake, IL

Crossroads Center                               1992(6)        242,000        97%       1,382,014          5.85
Fairview Heights, IL

Fairhills Shopping Center                       1997           106,000        90%         594,917          6.21
Springfield, IL
Heritage Square(5)                              1996           212,000       100%       2,609,091         12.29
Naperville, IL

High Point Centre                               1996           240,000        99%       2,151,908          9.03
Lombard, IL

Parkway Pointe                                  1997            39,000       100%         463,101         12.00
Springfield, IL


                                              MAJOR TENANTS AND CERTAIN     SQUARE     BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)          FEET    EXPIRATION DATE
              ----------------                -------------------------     ------   ----------------
ILLINOIS
Commons of Chicago Ridge and Annex            T.J. Maxx*                    25,082         1998
Chicago Ridge, IL                             Marshalls*                    27,000         1999
                                              Office Depot*                 27,680         2002
                                              Cineplex Odeon*               25,000         2008
                                              Michaels Stores*              17,550         1999
                                              Pep Boys*                     22,354         2015
                                              JC Penney Home Store*         55,000         2007
                                              For Eyes Optical               2,188         2000
                                              Dollar Bills                   5,396         1999
                                              Factory Card Outlet           11,085         2000

Commons of Crystal Lake(4)(5)                 Jewel/Osco*                   59,804         2007
Crystal Lake, IL                              Venture (not owned)*          81,338         2006
                                              Jewelry 3                      4,200         2005
                                              Old Country Buffet             9,750         1998
                                              Ulta 3                        10,446         2000

Crossroads Center                             Kmart (ground lease)*         96,268         2001
Fairview Heights, IL                          T.J. Maxx*                    32,200         2006
                                              Sally Beauty                   2,000         1999
                                              Old Country Buffet             9,550         2003
                                              Dress Barn                    12,642         2002

Fairhills Shopping Center                     Jewel/Osco*                   49,330         1998
Springfield, IL                               Baskin Robbins                 1,170         1999
Heritage Square(5)                            Montgomery Ward(7)*          111,016         2013
Naperville, IL                                Circuit City*                 28,351         2009
                                              Stroud's*                     26,703         2003
                                              Walter E. Smithe               5,000         2002
                                              Coconuts                       6,000         2003
                                              Super Crown Books             10,497         2002

High Point Centre                             Cub Foods*                    62,000         2008
Lombard, IL                                   T.J. Maxx*                    25,200         1998
                                              Office Depot*                 36,416         2003
                                              MacFrugal's*                  17,040         2006
                                              Payless Shoesource             3,000         1998
                                              Hollywood Video                8,100         2006
                                              David's Bridal                13,205         2005

Parkway Pointe                                Shoe Carnival*                10,186         2004
Springfield, IL                               Dress Barn*                    8,200         2002
                                              Liberty Mutual                 1,350         2001
                                              Hollywood Video                6,000         2007

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
              ----------------                --------     ----------      -------   ------------    -------------
Rivercrest Center                               1994(6)        458,000        99%     $ 3,585,615         $7.87
Crestwood, IL

Rollins Crossing                                1996            66,000(8)     82%         489,939          9.08
Round Lake Beach, IL

Sangamon Center North                           1997           140,000        98%       1,002,405          7.31
Springfield, IL

Sheridan Village(5)                             1996           296,000        98%       2,246,202          7.75
Peoria, IL

Sterling Bazaar                                 1997            82,000        94%         646,884          8.40
Peoria, IL

Wardcliffe Center                               1997            62,000       100%         317,196          5.11
Peoria, IL

Westview Center                                 1993(6)        328,000        72%       2,121,997          9.01
Hanover Park, IL
                                                             ---------        --      -----------         -----
    TOTAL/WEIGHTED AVERAGE ILLINOIS                          2,853,000        92%     $22,710,226         $8.69
INDIANA
Martin's Bittersweet Plaza(9)                   1997            78,000        98%         553,135          7.24
Mishawaka, IN

County Line Mall                                1997           261,000        94%       1,598,100          6.49
Indianapolis, IN





                                              MAJOR TENANTS AND CERTAIN     SQUARE     BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)          FEET    EXPIRATION DATE
              ----------------                -------------------------     ------   ----------------
Rivercrest Center                             Omni Foods*                   87,937         2011
Crestwood, IL                                 Venture*                      79,903         2011
                                              Sears Roebuck and Co.*        55,000         2001
                                              T.J. Maxx*                    34,425         2004
                                              PETsMART*                     31,639         2010
                                              Best Buy*                     25,000         2008
                                              OfficeMax*                    24,000         2007
                                              Hollywood Park*               15,000         2000
                                              Funcoland                      1,925         1998
                                              Famous Footwear                6,000         2001
                                              Lone Star Steakhouse          12,315         2001

Rollins Crossing                              Sears Hardware*               21,083         2005
Round Lake Beach, IL                          Super Kmart (not owned)*     190,000         2033
                                              Pet Care Superstore            6,600         2000
                                              Super Trak                    10,000         2005
                                              MC Sports                     13,800         2005

Sangamon Center North                         Schnucks*                     63,257         2016
Springfield, IL                               U.S. Post Office*             16,000         2005
                                              Subway                         1,400         1999
                                              The Book Emporium              5,522         2001
                                              Revco                         12,468         2000

Sheridan Village(5)                           Bergner's Dept. Store*       162,852         2006
Peoria, IL                                    Cohen's Furniture*            16,600         2006
                                              Radio Shack                    3,510         2001
                                              First of America               5,697         2001
                                              Fashion Bug                   11,020         2002

Sterling Bazaar                               Kroger*                       52,337         2011
Peoria, IL                                    Garner's Pizza & Wings         2,100         1999

Wardcliffe Center                             Big Lots*                     26,741         2001
Peoria, IL                                    Little Caesar's                2,617         1998
                                              Golf Discount                  5,175         1998

Westview Center                               Cub Foods*                    67,163         2009
Hanover Park, IL                              Marshalls*                    34,302         2004
                                              H&R Block                      1,200         1998
                                              Bakers Square                  5,510         2005
                                              Giant Auto                    12,000         1999

    TOTAL/WEIGHTED AVERAGE ILLINOIS
INDIANA
Martin's Bittersweet Plaza(9)                 Martin's Supermarket*         45,079         2012
Mishawaka, IN                                 Osco Drug*                    16,000         2012
                                              Mail Boxes, Etc.               1,000         1999

County Line Mall                              Kroger*                       52,337         2011
Indianapolis, IN                              Office Max/Furniture Max*     32,208         2004
                                              Target*                       99,321         2002
                                              The Book Rack                  1,495         1998
                                              Joann Fabrics                 13,506         2001

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
              ----------------                --------     -----------     -------   ------------    -------------
Speedway SuperCenter and Outlots(5)             1996           541,000        97%      $3,883,929         $7.43
Speedway, IN

The Village(10)                                 1996           356,000        86%       1,651,191          5.38
Gary, IN

Washington Lawndale Commons(5)                  1996           333,000        98%       1,642,978          5.05
Evansville, IN
                                                             ---------       ---       ----------         -----
    TOTAL/WEIGHTED AVERAGE INDIANA                           1,569,000        94%      $9,329,333         $6.32

IOWA
Burlington Plaza West                           1997            88,000        94%         573,685          6.94
Burlington, IA

Davenport Retail                                1997            63,000       100%         604,355          9.66
Davenport, IA

Holiday Plaza                                   1997            46,000        87%         282,219          6.98
Cedar Falls, IA

Parkwood Plaza                                  1997           125,000        93%       1,019,873          8.77
Urbandale, IA

Spring Village                                  1997            91,000       100%         567,715          6.22
Davenport, IA



                                              MAJOR TENANTS AND CERTAIN     SQUARE     BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)          FEET    EXPIRATION DATE
              ----------------                -------------------------     ------   ----------------
Speedway SuperCenter and Outlots(5)           Kohl's*                       90,072         2004
Speedway, IN                                  Kroger*                       59,515         2013
                                              Sears Roebuck and Co.*        30,825         2004
                                              Old Navy*                     15,000         2005
                                              Kittles*                      25,320         2000
                                              PETsMART*                     21,781         2002
                                              Factory Card Outlet*          16,675         2003
                                              Lindo Super Spa*              16,589         2000
                                              Indy PC                        1,445         1999
                                              Applebees                      5,400         2010
                                              CVS Pharmacy                  10,700         2006

The Village(10)                               JC Penney*                    60,600         1999
Gary, IN                                      Goldblatt's*                  55,000         2000
                                              Post-Tribune Publishing*      19,246         1999
                                              Indiana Employment*           18,050         2000
                                              Kids Foot Locker               3,750         2005
                                              Fagen Pharmacy                 5,760         1998
                                              Aldi's                        13,099         2001

Washington Lawndale Commons(5)                Target*                       83,110         2005
Evansville, IN                                Sears Homelife*               34,527         2003
                                              Allied Sporting Goods*        20,285         1997
                                              Jo-Ann Fabrics*               15,262         2003
                                              Books-A-Million*              20,515         2002
                                              Mazzio's Pizza                 4,000         1999
                                              U.S. Postal Service            9,400         2000
                                              Revco Drugstore               10,500         2008

    TOTAL/WEIGHTED AVERAGE INDIANA

IOWA
Burlington Plaza West                         Festival Foods*               52,468         2009
Burlington, IA                                The Book Emporium              4,000         2002
                                              Circus Video                   8,000         1999

Davenport Retail                              Staples*                      24,153         2011
Davenport, IA                                 PETsMART*                     26,280         2011
                                              Factory Card Outlet           12,155         2006

Holiday Plaza                                 West Music*                    8,450         2002
Cedar Falls, IA                               Little Caesar's                1,480         1999
                                              Tan Down Under                 6,000         2001

Parkwood Plaza                                FoodSaver*                    63,075         2008
Urbandale, IA                                 We Care Hair                   1,350         2002
                                              Hollywood Video                6,000         2007

Spring Village                                Eagle Foods*                  45,763         2005
Davenport, IA                                 Cost Cutters                   1,200         2000
                                              Movie Gallery                  5,400         2000
                                              Walgreens                     10,800         2000

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
--------------------------------------------  --------    --------------   -------   -------------   -------------






Warren Plaza                                    1997(6)         90,000       100%     $   660,828       $  7.33
Dubuque, IA
                                                               -------       ---      -----------       -------
    TOTAL/WEIGHTED AVERAGE IOWA                                503,000        96%     $ 3,708,675       $  7.67
KANSAS
Santa Fe Square                                 1996(6)        134,000        94%       1,100,219          8.75
Olathe, KS
Westchester Square                              1997           165,000        93%       1,231,672          8.03
Lenexa, KS
                                                               -------       ---      -----------       -------
  TOTAL/WEIGHTED AVERAGE KANSAS                                299,000        93%     $ 2,331,891       $  8.35
KENTUCKY
Stony Brook                                     1996           136,000        98%       1,384,869         10.35
Louisville, KY
                                                               -------       ---      -----------       -------
  TOTAL/WEIGHTED AVERAGE KENTUCKY                              136,000        98%     $ 1,384,869       $ 10.35
                                                               -------       ---      -----------       -------
MINNESOTA
Brookdale Square                                1996(6)        185,000        86%       1,175,468          7.34
Brooklyn, MN
Burning Tree Plaza                              1993(6)        139,000        93%       1,165,599          9.03
Duluth, MN
Har Mar Mall                                    1992(6)        430,000        92%       3,797,782          9.61
Roseville, MN

                                              MAJOR TENANTS AND CERTAIN    SQUARE      BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)         FEET     EXPIRATION DATE
--------------------------------------------  --------------------------   -------   ---------------

Warren Plaza                                  Hy-Vee Supermarket*           51,492         2013
Dubuque, IA                                   Subway                         1,300         2002
                                              Perkins Restaurant             5,000         2000
                                              Renier Company                 7,200         2001

    TOTAL/WEIGHTED AVERAGE IOWA
KANSAS
Santa Fe Square                               Hy-Vee Supermarket*           55,820         2007
Olathe, KS                                    Papa John's Pizza              1,250         2002
                                              Paper Warehouse                9,490         2005
                                              Fashion Bug                   11,500         2004
Westchester Square                            Hy-Vee Supermarket*           63,000         2006
Lenexa, KS                                    Pizza Hut                      2,775         2002
                                              Treasury Drug                  8,468         2001

  TOTAL/WEIGHTED AVERAGE KANSAS
KENTUCKY
Stony Brook                                   Kroger*                       79,625         2021
Louisville, KY                                Fantastic Sams                 1,260         1999
                                              Shogun Japanese                6,170         2000
                                              Gatti's Pizza                 10,258         2000

  TOTAL/WEIGHTED AVERAGE KENTUCKY

MINNESOTA
Brookdale Square                              Circuit City*                 36,391         2014
Brooklyn, MN                                  Office Depot*                 30,395         2004
                                              Drug Emporium*                25,782         2000
                                              United Artists*               24,534         2002
                                              USA Karate                     2,317         1998
                                              Blockbuster Video              6,008         2004
Burning Tree Plaza                            T.J. Maxx*                    30,000         2004
Duluth, MN                                    Best Buy*                     28,000         1999
                                              Piece Goods Shops*            17,682         1999
                                              Disc Go Round                  1,200         2000
                                              Memorial Blood                 5,400         1997
                                              Only Deals                    10,000         2002
Har Mar Mall                                  HomePlace*                    54,489         2010
Roseville, MN                                 Barnes & Noble*               44,856         2010
                                              Marshalls*                    34,858         1998
                                              T.J. Maxx*                    25,025         1998
                                              General Cinema*               22,252         2001
                                              General Cinema*               19,950         2000
                                              Michaels Stores*              17,907         2003
                                              Binding Memories               1,970         2002
                                              The Ground Round               5,796         2002
                                              Petters Warehouse             17,386         2006

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
              ----------------                --------     -----------     -------   ------------    -------------

Hub West Shopping Center(11)(12)                1991(6)         78,000       100%     $   839,271        $10.72
Richfield, MN
Richfield Hub Shopping Center(11)(13)           1988(6)        138,000        98%       1,262,477          9.35
Richfield, MN
Roseville Center                                1997            75,000        92%         624,708          9.14
Roseville, MN
Sun Ray Shopping Center                         1961(6)        258,000        82%       1,615,111          7.67
St. Paul, MN
Terrace Mall                                    1993(6)        137,000        94%         913,871          7.09
Robbinsdale, MN
Westwind Plaza                                  1994(6)         88,000        92%         891,960         11.07
Minnetonka, MN
White Bear Hills                                1993(6)         73,000       100%         592,781          8.11
White Bear Lake, MN
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE MINNESOTA                           1,601,000        91%     $12,879,028        $ 8.83

MISSOURI
Grandview Plaza                                 1971(6)        316,000        78%       2,127,323          8.61
Florissant, MO
Liberty Corners                                 1997           121,000       100%         720,941          5.94
Liberty, MO
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE MISSOURI                              437,000        84%     $ 2,848,264        $ 7.73

                                              MAJOR TENANTS AND CERTAIN    SQUARE      BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)         FEET     EXPIRATION DATE
              ----------------                -------------------------     ------   ----------------
Hub West Shopping Center(11)(12)              Rainbow Foods*                50,817         2012
Richfield, MN                                 U.S. Swim & Fitness*          26,185         2001
                                              Great Clips                    1,300         1999

Richfield Hub Shopping Center(11)(13)         Marshalls*                    26,785         2003
Richfield, MN                                 Michaels Stores*              24,235         1999
                                              Burger King                    4,401         2016
                                              Famous Footwear                6,000         1998
                                              Walgreens                     12,000         2000

Roseville Center                              Minnesota Fabrics*            12,000         2004
Roseville, MN                                 Snyder Drugs*                  8,250         1998
                                              Snuffy's Malt Shoppe           2,750         2001
                                              Big Wheel Auto                 5,800         2003
                                              Blockbuster Video              8,162         2003

Sun Ray Shopping Center                       JC Penney*                    40,451         1999
St. Paul, MN                                  Marshalls*                    26,256         2005
                                              T.J. Maxx*                    23,955         2000
                                              Petter's*                     20,000         2007
                                              Michaels Stores*              18,127         2004
                                              Bruegger's Bagels              2,400         2006
                                              Petland                        5,141         2000
                                              Snyder's Drugstore            13,800         2002

Terrace Mall                                  Rainbow Foods*                59,232         2013
Robbinsdale, MN                               North Memorial*               32,000         1999
                                              Mail Boxes, Etc.               1,358         1999
                                              Blockbuster Video              7,826         1999

Westwind Plaza                                Northern Hydraulics*          18,165         2002
Minnetonka, MN                                Caribou Coffee                 2,880         2007
                                              Big Wheel Auto                 6,200         2000
                                              Walgreens                     11,009         2024

White Bear Hills                              Festival Foods*               45,679         2011
White Bear Lake, MN                           Cost Cutters                   1,200         2002
                                              Video Update                   6,000         2006
                                              Walgreens                     11,890         2030
  TOTAL/WEIGHTED AVERAGE MINNESOTA

MISSOURI
Grandview Plaza                               Home Quarters*                84,611         2013
Florissant, MO                                Schnucks*                     68,025         2011
                                              Walgreens*                    15,984         2008
                                              Custom Cellular                2,400         2004
                                              Thoughtful Cards               6,121         2000

Liberty Corners                               Price Chopper*                56,000         2007
Liberty, MO                                   Famous Footwear                4,500         1998
                                              Bette's Hallmark               8,450         1999
                                              Fashion Bug                   10,770         2000
  TOTAL/WEIGHTED AVERAGE MISSOURI

                                                              GROSS
                                                             LEASABLE                                 ANNUALIZED
                                                YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
              SHOPPING CENTERS                ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
              ----------------                --------     -----------     -------   ------------    -------------
NEW MEXICO
St. Francis Plaza(11)(14)                       1995            30,000       100%     $   357,000        $11.98
Santa Fe, NM
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE NEW MEXICO                             30,000       100%     $   357,000        $11.98

TENNESSEE
Williamson Square(15)(16)                       1996           335,000        90%       2,109,757          6.99
Franklin, TN
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE TENNESSEE                             335,000        90%     $ 2,109,757         $6.99

WISCONSIN
Madison Plaza                                   1997           128,000       100%         991,131          7.77
Madison, WI
Mequon Pavilions                                1996           212,000        98%       2,269,611         10.90
Mequon, WI
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE WISCONSIN                             340,000        99%     $ 3,260,742         $9.71
                                                             ---------       ---      -----------        ------
  TOTAL/WEIGHTED AVERAGE SHOPPING CENTERS                    8,103,000        92%     $60,919,785         $8.79

RETAIL/OFFICE BUILDINGS
ILLINOIS
One North State(5)                              1996           639,000        98%       9,849,135         15.72
Chicago, IL

                                              MAJOR TENANTS AND CERTAIN    SQUARE      BASE LEASE
              SHOPPING CENTERS                     OTHER TENANTS(3)         FEET     EXPIRATION DATE
              ----------------                -------------------------     ------   ----------------
NEW MEXICO
St. Francis Plaza(11)(14)                     Walgreens*                    14,950         2013
Santa Fe, NM                                  Wild Oats*                    14,850         2006

  TOTAL/WEIGHTED AVERAGE NEW MEXICO

TENNESSEE
Williamson Square(15)(16)                     Wal-Mart*                    117,493         2008
Franklin, TN                                  Kroger*                       63,986         2008
                                              Carmike Cinemas*              29,000         2008
                                              Pearle Vision Center           3,180         2000
                                              Comfort Source                 7,743         2003
                                              YMCA                          14,450         2002

  TOTAL/WEIGHTED AVERAGE TENNESSEE

WISCONSIN
Madison Plaza                                 Supersaver*                   73,309         2008
Madison, WI                                   Subway                         1,200         1999
                                              Planet Video                   6,000         2004
                                              Walgreens                     13,500         2045

Mequon Pavilions                              Kohl's Food Emporium*         45,697         2010
Mequon, WI                                    Furniture Clearance*          19,900         1997
                                              The Men's Warehouse            4,738         2000
                                              Mequon Pharmacy                6,500         1998
                                              Bedtime                       11,512         2001

  TOTAL/WEIGHTED AVERAGE WISCONSIN

  TOTAL/WEIGHTED AVERAGE SHOPPING CENTERS

RETAIL/OFFICE BUILDINGS

ILLINOIS
One North State(5)                            First Chicago*               296,782         2003
Chicago, IL                                   Arthur Andersen(17)*         126,533         1998
                                              T.J. Maxx*                    77,675         2001
                                              Filene's Basement*            50,000         2002
                                              Int'l Academy of Design*      44,000         2003
                                              Bruegger's Bagels              2,845         2002
                                              Group USA                      6,200         2004

                                                                GROSS
                                                               LEASABLE                                 ANNUALIZED
                                                  YEAR        AREA (GLA)     PERCENT    ANNUALIZED     BASE RENT PER
           RETAIL/OFFICE BUILDINGS              ACQUIRED     SQUARE FEET     LEASED    BASE RENT(1)    LEASED SF(2)
----------------------------------------------  --------    --------------   -------   -------------   -------------
MASSACHUSETTS
585 Boylston St.(10)                              1961            22,000        90%     $   683,276       $ 35.07
Boston, MA
                                                               -----------      --      -----------       -------
    TOTAL/WEIGHTED AVERAGE RETAIL/OFFICE
      BUILDINGS                                                  661,000        98%     $10,532,411       $ 16.30
                                                               -----------      --      -----------       -------
    GRAND TOTAL/WEIGHTED AVERAGE                               8,764,000        93%     $71,452,196       $  8.79
                                                               ===========      ==      ===========       =======

                                                   MAJOR TENANTS AND       SQUARE      BASE LEASE
           RETAIL/OFFICE BUILDINGS              CERTAIN OTHER TENANTS(3)    FEET     EXPIRATION DATE
----------------------------------------------  ------------------------   -------   ---------------
MASSACHUSETTS
585 Boylston St.(10)                            CVS Pharmacy*                7,582         2001
Boston, MA                                      Lessard & Taylor             4,643         2000
    TOTAL/WEIGHTED AVERAGE RETAIL/OFFICE
      BUILDINGS
    GRAND TOTAL/WEIGHTED AVERAGE

---------------
 (1) Annualized base rent is calculated by multiplying base rent for September 1997 by 12.

 (2) Calculated by dividing annualized base rent (calculated as described in note (1) above) by the square footage that the Operating Partnership had leased at September 30, 1997.

 (3) This column lists each of the "Major Tenants" at the Properties (indicated with an asterisk) and certain other tenants to provide a representative sample of the Operating Partnership's tenant base. Major tenants are defined as tenants leasing 15,000 square feet or more of the rentable square footage, with the exception of Parkway Pointe, Holiday Plaza, Roseville Center and St. Francis Plaza. In some cases, the named major tenant occupies the premises as a sublessee.

 (4) The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to Venture Stores, Inc.

 (5) This Property is one of the six Properties securing the REMIC Note and held directly by a general partnership of which the Operating Partnership is a 99% general partner and a wholly owned subsidiary of the Company is a 1% general partner. See "The Operating Partnership -- The REMIC Note and Other Indebtedness."

 (6) Year the Property was acquired by the Company, which contributed the Property to the Operating Partnership in August 1997.

 (7) Montgomery Ward, which has sought protection under Chapter 11 of the United States Bankruptcy Code, has notified the Operating Partnership that it intends to close this store on or before December 31, 1997.

 (8) The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by Kmart Corporation.

 (9) This Property secures certain indebtedness due June 2003 which bears interest at a rate of 8.875% per annum. As of September 30, 1997, such indebtedness had an outstanding principal balance of $3,706,000.

(10) This Property is held for sale.

(11) Title to this Property is held by the Company for the benefit of the Operating Partnership.

(12) This Property secures certain indebtedness due September 1998 which bears interest at a rate of 9.875% per annum. As of September 30, 1997, such indebtedness had an outstanding principal balance of $4,884,000.

(13) This Property secures certain indebtedness due September 1998 which bears interest at a rate of 9.875% per annum. As of September 30, 1997, such indebtedness had an outstanding principal balance of $5,291,000.

(14) This Property secures certain indebtedness due December 2008 which bears interest at a rate of 8.125% per annum. As of September 30, 1997, such indebtedness has an outstanding principal balance of $1,871,000.

(15) The Operating Partnership is the 60% general partner of a partnership owning this property, whose limited partner interests are owned by an unrelated investor.

(16) This Property secures certain indebtedness due August 2005 which bears interest at a rate of 8.0% per annum. As of September 30, 1997, such indebtedness had an outstanding principal balance of $12,759,000.

(17) This tenant exercised its option on April 1, 1996, to terminate its lease, effective as of April 1, 1998, and has paid a $1.8 million cancellation fee. The tenant has substantially moved out of its space.

ONE NORTH STATE


     One North State was the only Property in the Portfolio at December 31, 1996, that represented 10% or more of the historic book value of the Portfolio at December 31, 1996, or accounted for 10% or more of the Portfolio's gross revenues in 1996. One North State is a mixed-use property located in the "Loop" area of downtown Chicago, Illinois. The Property aggregates approximately 640,000 square feet of gross leasable area including approximately 159,000 square feet of retail space and was 98% leased as of September 30, 1997. The aggregate cost basis of the Property for financial reporting purposes as of December 31, 1996 was $54,692,000, and the aggregate cost for federal income tax purposes was $73,611,000. The cost of the building is depreciated using the straight-line method over 39 years for both financial reporting and federal income tax purposes. Real estate taxes for this Property amounted to approximately $3,631,000 for the period January 1, 1996 through December 31, 1996. Real estate taxes for the Property are calculated based upon the assessed value of the Property multiplied by a tax rate determined annually by the municipality. The estimated real estate tax expense for the year ending December 31, 1997 is $3,813,000 . The retail portion of this Property is anchored by T.J. Maxx and Filene's Basement and has a variety of other tenants, including Bruegger's Bagels and Group USA. The leases to T.J. Maxx, Filene's Basement, Bruegger's Bagels and Group USA provide current minimum annual rent of approximately $1,237,000, $1,000,000, $56,900 and $120,000, respectively. The office portion of this Property is leased primarily to First Chicago and Arthur Andersen. The leases to First Chicago and Arthur Andersen provide current minimum annual rent of approximately $3,942,000 and $1,518,000, respectively.

     The following tables set forth certain supplemental information with respect to One North State, and reflect Arthur Andersen's termination in 1996 of its lease effective April 1998, and the fact that its leased space was substantially unoccupied at December 31, 1996. See "Risk Factors -- Adverse Impact on Operating Results Could Occur if the Operating Partnership is Not Able to Lease Space at One North State for Which Existing Lease Has Been Terminated," in the accompanying Prospectus.

a.  Percentage occupied at December 31 for the last five years:

                1996..........................................................     78%
                1995..........................................................     95%
                1994..........................................................     95%
                1993..........................................................     95%
                1992..........................................................     89%

b. The average effective annual minimum rentals per occupied square foot for 1996, 1995 and 1994 were as follows:

                1996..........................................................  $15.18
                1995..........................................................  $15.45
                1994..........................................................  $16.34

c. Leases in effect at December 31, 1996, expiring over each of the next ten years, assuming no tenants exercise renewal options:

                                                              LEASED      PERCENTAGE
                                                   NO. OF     SQUARE       OF LEASED        MINIMUM
                                                   LEASES      FEET       SQUARE FEET     ANNUAL RENT
                                                   ------     -------     -----------     -----------
        1997.....................................     3         8,494         1.36%       $   36,000
        1998.....................................     1       126,533        20.25         1,518,400
        1999.....................................     1         1,177         0.19            76,505
        2000.....................................     1         1,807         0.29           182,507
        2001.....................................     5        83,767        13.40         1,645,670
        2002.....................................     2        51,451         8.23         1,101,570
        2003.....................................     4       343,432        54.96         4,712,361
        2004.....................................     1         6,200         0.99           120,000
        2005.....................................     2         2,035         0.33           121,547
        2006.....................................     0             0            0                 0
                                                              -------        -----
                                                              624,896          100%
                                                              =======        =====

TENANT MIX AND LEASES

     As evidenced by the preceding list of Properties, the tenant mix of the Portfolio is diverse and well represented by supermarkets, drugstores and other consumer necessity or value-oriented retailers. Based on its past experience, the Operating Partnership believes that such tenants tend to be stable performers in both good and bad economic times. As of December 31, 1996, 16 of the 32 Properties were anchored by supermarkets. No tenant included in the Portfolio on December 31, 1996 accounted for as much as 10% of the gross revenues of the Portfolio in 1996. In addition to the tenants listed in the preceding table, the Operating Partnership's Properties include a variety of smaller shop leases of various tenant types, including restaurants, home life styles, women's ready to wear, cards, books and electronics.

     The terms of the outstanding retail leases at the Properties vary from tenancies at will to 50 years. Major tenant leases are typically for 10 to 25 years, with one or more extension options available to the lessee upon expiration of the initial lease. By contrast, smaller shop leases are typically negotiated for three to five year terms. The longer term of the major tenant leases serves to protect the Operating Partnership against significant vacancies and to assure the presence of strong tenants who draw consumers to the Properties. The shorter term of the smaller shop leases allows the Operating Partnership to adjust rental rates for non-major store space on a regular basis and upgrade the overall tenant mix.

     Leases to major tenants tend to provide lower minimum rents per square foot than smaller shop leases. For example, although the Properties in the Portfolio at the present time are not identical, major tenant leases for Properties owned by the Company or the Operating Partnership at December 31, 1996, provided an average annual minimum rent of $6.53 per square foot, compared with non-major tenant leases which provided an average annual minimum rent of $10.51. In general, the Operating Partnership believes that minimum rental rates for major tenant leases entered into several years ago are below current market rates, while recent major tenant leases and most other leases provide for minimum rental rates that more closely reflect current market rates. The payment by tenants of minimum rents that are below current market rates is offset in part by payment of percentage rents.

     Annual minimum future rentals to be received under non-cancelable operating leases in effect at December 31, 1996, for the Properties included in the Portfolio at December 31, 1996 (excluding Properties held for sale), and the number of leases that will expire, the square feet covered by such leases and the minimum annual rent in the year of expiration under such expiring leases for the next ten years are as follows:

                                                                               LEASES EXPIRING
                                                                  ------------------------------------------
    YEAR ENDING                                    MINIMUM         NUMBER                         MINIMUM
    DECEMBER 31                                  FUTURE RENTS     OF LEASES     SQUARE FEET     FUTURE RENTS
    -------------------------------------------  ------------     ---------     -----------     ------------
    1997.......................................  $56,997,000         107          312,851        $3,310,512
    1998.......................................   52,024,000         114          565,892         5,640,188
    1999.......................................   48,267,000         130          697,434         5,436,589
    2000.......................................   43,829,000         104          518,155         4,762,942
    2001.......................................   38,747,000          90          612,005         5,800,715
    2002.......................................   32,273,000          40          352,282         3,857,982
    2003.......................................   28,886,000          30          601,037         6,862,889
    2004.......................................   22,699,000          22          357,283         2,345,931
    2005.......................................   19,792,000          39          334,033         2,630,149
    2006.......................................   16,910,000          29          441,153         2,712,121

THE REMIC NOTE AND OTHER INDEBTEDNESS

     The title to six of the Properties acquired from Tucker described in the preceding list of Properties -- Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter (excluding Outlots), Washington Lawndale Commons and One North State -- is held by a general partnership of which the Operating Partnership and a wholly-owned subsidiary of the Company are respectively 99% and 1% partners. The partnership is obligated under a $100 million mortgage note maturing in September 2000 secured by such six properties that was issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note"). The REMIC Note matures in one balloon payment in September 2000 and bears interest at a fixed-rate of 7.3% per annum, with monthly interest-only payments required. Pursuant to the terms of the REMIC indenture governing the REMIC Note, prior to October 1997 principal payments on the REMIC Note could not be made and the Properties collateralizing the REMIC Note could not be sold. On October 24, 1997, the Operating Partnership gave the REMIC Trustee notice of its intent to repay the REMIC Note on November 26, 1997. Concurrently with the delivery of such notice, the Operating Partnership entered into a standby commitment with The First National Bank of Chicago for a $105 million line of credit (the "Standby Line of Credit"), which the Operating Partnership may use to prepay all or a portion of the REMIC Note on November 26, 1997. In the event that the sale of the Notes offered hereby is consummated in sufficient time, the Operating Partnership will use the proceeds therefrom to repay a portion of the REMIC Note on November 26, 1997 including the prepayment penalty (estimated to be $3,900,000), with the balance funded with proceeds from the bank line of credit. In the event the Operating Partnership uses the Standby Line of Credit to prepay the entire $100 million principal amount of the REMIC Note and any accrued but unpaid interest thereon, the Operating Partnership will use the proceeds of the sale of the Notes offered hereby to repay a portion of such amount drawn under the Standby Line of Credit. See "Use of Proceeds."

     As a result of the prepayment of the REMIC Note, the Operating Partnership also will incur a significant prepayment penalty equal to the greater of either
(i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon (calculated using the then-current Treasury Rate) and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. The amount of such prepayment penalty is currently estimated at $3,900,000. In anticipation of issuing the Notes to refinance the REMIC Note, the Operating Partnership entered into five forward Treasury Note purchase agreements with third parties in order partially to hedge the interest rate risk until the Notes are issued. In the event the contemplated debt issuance has not been consummated by the expiration date of the forward Treasury Note purchase agreements, the Operating Partnership expects to roll over such agreements under the same terms expiring on a date that would coincide with the anticipated issuance date.

     The Operating Partnership believes that, even with the prepayment penalty, refinancing the REMIC Note with debt at the lower interest rates currently available will economically benefit the Operating Partnership more than keeping the REMIC Note outstanding until its stated maturity in September 2000, at which time interest rates may be substantially higher. In addition, the Operating Partnership believes that prepayment of the REMIC Note will result in increased financial flexibility because a larger percentage of its Portfolio will be unencumbered. Following repayment of the REMIC Note, approximately 92% of the Operating Partnership's assets will be unencumbered.

     The Operating Partnership and the Company are also parties to a $150 million unsecured revolving line of credit with BankBoston, N.A. and other bank lenders. The line of credit, which matures in March 1999, is available for the acquisition, development, renovation and expansion of existing and new properties and for working capital purposes. As a result of the investment grade corporate rating of "BBB-" assigned to the Operating Partnership by Standard & Poor's in August 1997 and the prospective investment grade rating of "(P)Baa3" assigned to the unissued shelf registration of debt securities filed by the Operating Partnership by Moody's in November 1997, the interest rate on outstanding borrowings under the line of credit was lowered from 1.5% to 1.375% over the London InterBank Offer Rate ("LIBOR") in effect from time to time. The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Company and the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. Management believes that such covenants will not adversely affect the business or the operation of its properties. In addition, the lenders may accelerate the maturity of the line of credit in the event that the Operating Partnership fails to pay at maturity or to perform any other material obligation under any other indebtedness amounting to greater than $10 million.

     Five other Properties of the Operating Partnership secure an aggregate of approximately $28.5 million of additional mortgage debt, of which approximately $10.0 million matures in September 1998, $2.9 million matures in 2003 and $10.7 million matures in August 2005. Total debt outstanding as of September 30, 1997 amounted to $250,511,000, of which $128,711,000 was secured by various of the Properties. As of September 30, 1997, approximately 38% of the Operating Partnership's Total Assets were encumbered by mortgage indebtedness, of which approximately 30% were encumbered specifically by the REMIC Note.

USE OF INTEREST RATE AND EXCHANGE RATE HEDGING INSTRUMENTS AND RELATED RISKS

     The Operating Partnership may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership has designated these derivative financial instruments as hedges and applies deferral accounting, as the instrument to be hedged exposes the Operating Partnership to interest rate risk and the derivative financial instrument reduces that exposure. Gains and losses related to the derivative financial instrument are deferred and amortized over the terms of the hedged instrument. If a derivative terminates or is sold, the gain or loss is deferred and amortized over the remaining life of the derivative. Derivatives that do not satisfy the criteria above are carried at market value, and any changes in market value are recognized in other income. As of September 30, 1997, the Operating Partnership has only entered into derivative transactions that satisfy the aforementioned criteria. By entering into such hedging transactions, the Operating Partnership may be prevented from taking advantage of lower interest rates if interest rates decline. The holders of the Notes will be affected by any resulting impact on the general creditworthiness of the Operating Partnership. In addition, in the event that debt securities are not issued for the purpose of repaying either the REMIC Note or other unsecured indebtedness in the future, the Operating Partnership will either settle or mark to market the forward Treasury Note purchase agreements and any gain or loss on the difference between the market value and the cost basis of the agreements will be recognized into earnings. Subsequently, the forward Treasury Note purchase agreements will be carried at market and any changes in market value will be recognized into earnings. In the event that the Operating Partnership settles the forward Treasury Note purchase agreements at a time when interest rates have decreased, the Operating Partnership will be required to pay the counterparty to such agreement an amount which could adversely affect the Operating Partnership's net income and cash available for distribution and may affect the amount of distributions it can make to the holders of Units, including the Company.

                                USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Notes offered hereby, after deducting the underwriting discount and estimated expenses, including prepayment penalty, are estimated to be $95,400,000. The Operating Partnership intends to use the net proceeds to prepay a portion of the $100 million principal amount of the REMIC Note, any accrued but unpaid interest thereon, and a related prepayment penalty (estimated to be $3,900,000), with the balance funded by the Operating Partnership's unsecured line of credit. The REMIC Note matures in one balloon payment in September 2000 and bears interest at a fixed-rate of 7.3% per annum, with monthly interest-only payments required. In addition, the REMIC Note is collateralized by first mortgage liens on six of the Properties (Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter, Washington Lawndale Commons and One North State) and by an assignment of all of the rents and leases at each of these Properties. See "The Operating Partnership -- The REMIC Note and Other Indebtedness." In the event that the sale of the Notes offered hereby is not consummated in sufficient time to partially prepay the REMIC Note on November 26, 1997, the Operating Partnership will use the Standby Line of Credit to prepay all of the REMIC Note. See "The Operating Partnership -- The REMIC Note and Other Indebtedness." In such case, the Operating Partnership would then use the net proceeds from the sale of the Notes to partially repay amounts drawn under the Standby Line of Credit. The Standby Line of Credit, if used, will bear interest at a rate of 1.20% over LIBOR and have a maximum maturity of three months from the date of borrowing.

     First Chicago Capital Markets, Inc. ("FCCM"), one of the Underwriters, is an affiliate of The First National Bank of Chicago, the provider of the Standby Line of Credit. FCCM is participating in this offering on the same terms as the other Underwriters and will not receive any benefit in connection with this offering other than customary managing underwriter and selling fees.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership on an historical basis as of September 30, 1997, and for the Operating Partnership as adjusted to give effect to the issuance and sale of the Notes and application of the net proceeds therefrom. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the selected financial information presented elsewhere in this Prospectus Supplement and the Consolidated Financial Statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                                            SEPTEMBER 30, 1997
                                                                        --------------------------
                                                                        HISTORICAL     AS ADJUSTED
                                                                        ----------     -----------
                                                                              (IN THOUSANDS)
DEBT:
  Unsecured Credit Facility...........................................    $121,800       $126,400
  Mortgage Notes Payable..............................................     128,711         28,511
  Notes due 2004......................................................                    100,000
                                                                          --------       --------
          Total Debt..................................................     250,511        254,911
                                                                          --------       --------
PARTNERS' CAPITAL:
  Operating Partnership Units -- 22,752,076 issued and outstanding....
  General partner -- outstanding 21,681,156...........................     291,981        288,203
  Limited partners -- outstanding 1,070,920...........................      14,422         14,300
                                                                          --------       --------
     Total partners' capital..........................................     306,403        302,503
                                                                          --------       --------
          Total capitalization........................................    $556,914       $557,414
                                                                          ========       ========

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Operating Partnership and is qualified by, and should be read in conjunction with, the information included under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements" included herein. In the opinion of management, the consolidated historical financial information of the Operating Partnership for the nine months ended September 30, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31,
                                    -------------------------   ---------------------------------------------------------------
                                           HISTORICAL                                     HISTORICAL
                                    -------------------------   ---------------------------------------------------------------
                                       1997          1996          1996          1995         1994         1993         1992
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATE)
Rental income.....................  $    69,922   $    54,643   $    77,512   $   36,405   $   32,875   $   22,875   $   11,839
Other income......................        1,093           996         1,327          167          112          594          308
Expenses..........................       51,109        43,318        60,184       27,711       24,877       17,550       11,175
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
Income before gain on sale and
  provision for loss on real
  estate investments..............       19,906        12,321        18,655        8,861        8,110        5,919          972
Gain on sale of property..........        3,073         9,379         9,379           --          983           --           --
Provision for loss on real estate
  investment......................       (1,300)           --            --           --           --           --           --
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
Income before allocation to
  minority interest...............       21,679        21,700        28,034        8,861        9,093        5,919   $      972
Income allocated to minority
  interest........................          (70)          (54)          (78)          --           --           --           --
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
Net income........................  $    21,609   $    21,646   $    27,956   $    8,861   $    9,093   $    5,919   $      972
                                    ===========   ===========   ===========   ==========   ==========   ==========   ==========
Total assets at end of period.....  $   577,870   $   485,961   $   502,284   $  180,545   $  166,579   $  127,931   $   93,326
                                    ===========   ===========   ===========   ==========   ==========   ==========   ==========
Mortgage and bank loans payable at
  end of period...................  $   250,511   $   220,017   $   188,894   $   39,394   $   66,748   $   29,317   $   44,085
                                    ===========   ===========   ===========   ==========   ==========   ==========   ==========
Per Unit:
  Net income......................  $      0.97   $      1.28   $      1.56   $     0.90   $     1.11   $     0.88   $     0.49
  Distributions...................  $      1.01   $      0.99   $      1.34   $     1.37   $     1.35   $     1.29   $     1.24
Weighted average units
  outstanding.....................   22,372,142    16,859,016    17,932,769    9,863,767    8,191,831    6,715,813    1,972,054

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     The Operating Partnership believes that improving its financial flexibility will position the Operating Partnership for future growth, allowing it to take advantage of acquisition, renovation and expansion opportunities. The Operating Partnership further considers its liquidity and ability to generate cash from operating and from financing activities to be sufficient, and expects them to continue to be sufficient, to meet its operating expense, debt service, distribution requirements and acquisition opportunities for the foreseeable future. Due to the capital intensive nature of real estate in general, the avenues available for raising capital, as well as the mix of debt and equity, are a critical component in the ability of the Operating Partnership to continue to grow.

     The Operating Partnership funds operating expenses and distributions primarily from operating cash flows, although its bank line of credit may also be used for these purposes. The Operating Partnership and the Company may each borrow under the bank line of credit and are jointly and severally liable for all obligations thereunder. The Operating Partnership funds acquisitions and capital expenditures primarily from the line of credit and, to a lesser extent, operating cash flows, as well as through the issuance of LP Units. The Operating Partnership may also acquire properties through capital contributions by the Company of proceeds from the issuance by the Company of additional securities. In addition, three properties which no longer fit the Operating Partnership's strategic focus were held for sale at September 30, 1997. The Operating Partnership may also dispose of other properties which it no longer considers to be core properties, reinvesting the proceeds from such dispositions in properties with better growth potential and that are more consistent with the Operating Partnership's strategic focus. In addition, the Operating Partnership may acquire partial interests in real estate assets through participation in joint venture transactions.

     The Operating Partnership focuses its investment activities on community and neighborhood shopping centers primarily in the Midwestern United States anchored by regional and national grocery store chains. The Operating Partnership will continue to seek acquisition opportunities of individual properties and property portfolios and of private and public real estate entities in both primary and secondary Midwestern markets where management can utilize its extensive experience in shopping center renovation, expansion, re-leasing and re-merchandising to achieve long-term cash flow growth and favorable investment returns.

     As of September 30, 1997, financial liquidity was provided by approximately $4,404,000 in cash and cash equivalents and by the Operating Partnership's unused balance on the line of credit of $28,200,000. In addition, the Company has an effective "universal shelf" registration statement under which the Company may issue up to $234,460,000 in equity securities, making such capital available to the Operating Partnership. During the third quarter, the Operating Partnership filed a "shelf" registration statement under which it may, when declared effective, issue up to $300,000,000 in unsecured, non-convertible investment grade debt securities. The "shelf" registration statements give the Company and the Operating Partnership flexibility to issue additional securities from time to time when management determines that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable.

     Mortgage debt outstanding at September 30, 1997 consisted of fixed-rate notes totaling $128,711,000 with a weighted average interest rate of 7.58% maturing at various dates through 2008. Short term liquidity requirements include debt service payments due within one year. Scheduled principal amortization of mortgage debt totaled $477,000 during the nine months ended September 30, 1997, with another $162,000 scheduled principal payments due for the remainder of the year. During the year ending December 31, 1998, scheduled principal payments of approximately $536,000 are due. Additionally, in September 1998, approximately $10,011,000, with an interest rate of 9.875% is scheduled to mature. Management currently expects to fund such debt service requirements with operating cash flow and the line of credit.

OPERATING ACTIVITIES

     Net cash flows provided by operating activities increased to $27,669,000 during the first nine months of 1997, from $21,633,000 during the same period in 1996. The increase is primarily due to the growth of the Operating Partnership's Portfolio, from 17 Properties at January 1, 1996, to 44 Properties at September 30, 1997.

     Funds from operations ("FFO") increased $10,102,000, or 48%, from $21,263,000 to $31,365,000 for the nine months ended September 30, 1997, compared with the same period in 1996, and $2,667,000, or 32%, from $8,432,000 to $11,099,000 for the three months ended September 30, 1997 compared with the same period in 1996. The Operating Partnership generally considers FFO to be a relevant and meaningful supplemental measure of the performance of an equity REIT because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on generally accepted accounting principles which gives effect to non-cash items such as depreciation. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and as followed by the Operating Partnership, represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization. In computing FFO, the Operating Partnership does not add back to net income the amortization of costs incurred in connection with the Operating Partnership's financing activities or depreciation of non-real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to cash flow as a measure of liquidity or as a measure of cash made available to investors. Reference is made to the consolidated statements of cash flows, which have been prepared in accordance with generally accepted accounting principles, to obtain an understanding of the cash made available to fund cash flow requirements. Since the definition of FFO is a guideline, computation of FFO may vary from one REIT (and/or its operating partnership) to another. FFO is not necessarily indicative of cash available to fund cash needs.

INVESTING ACTIVITIES

     Net cash flows from investing activities decreased to a net use of cash of $65,770,000 during the first nine months of 1997, from a net use of cash of $3,540,000 during the same period of 1996.

     During the first nine months of 1997, the Operating Partnership acquired 14 shopping centers for a total purchase price of approximately $95.7 million, and sold two shopping centers for a net sales price of approximately $17.3 million. Subsequent to quarter-end, the Operating Partnership completed the acquisitions of three additional shopping centers located in Kansas and Illinois for approximately $22 million, and sold a shopping center located in Maine for a net sales price of approximately $2.4 million.

FINANCING ACTIVITIES

     Net cash flows provided by financing activities increased to $35,043,000 during the first nine months of 1997, from a net use of cash of $16,759,000 during the same period in 1996. Distributions (treated as a reduction in cash flows from financing activities in the accompanying financial statements) were $22,704,000 in the first nine months of 1997, and $16,626,000 in the first nine months of 1996.

     Of the 14 acquisitions completed during the first nine months of 1997, eleven of the shopping centers were acquired for cash provided by the Operating Partnership's bank line of credit. One shopping center was acquired with cash provided by the Operating Partnership's bank line of credit and the assumption of a $3,800,000 non-recourse mortgage note, and two shopping centers were acquired through the issuance of 759,919 LP Units to the former owners of the shopping centers. Financing for the three shopping centers acquired subsequent to the quarter-end included approximately $22 million drawn from the bank line of credit.

     During the nine months ended September 30, 1997, the Operating Partnership completed the sales of Hood Commons and Meadows Town Mall located in New Hampshire and Illinois, respectively, for a net sales price of $17.3 million. The net proceeds were used to pay down the Operating Partnership's bank line of credit.

Subsequent to September 30, 1997, the net proceeds of approximately $2.4 million from the sale of Augusta Plaza, located in Maine, were also used to paydown the unsecured bank line of credit.

     In March 1997, the Operating Partnership amended its $150 million bank line of credit facility, extending the maturity date to March 15, 1999, and reducing the interest rate to the lower of the bank's base rate or 1.50% over LIBOR from the lower of the bank's base rate or 1.75% over LIBOR. The amended line of credit agreement also provides more flexible covenants compared with the previous agreement. In August 1997, Standard & Poor's announced that it assigned an investment grade corporate credit rating of "BBB-" to the Operating Partnership. In November 1997, Moody's announced that it also assigned a prospective investment grade corporate credit rating of "(P)Baa3" to the Operating Partnership's unissued shelf registration of debt securities. As a result, the interest rate on the line of credit was further reduced to the lower of the bank's base rate or 1.375% over LIBOR in accordance with the line of credit agreement, representing a decrease in the interest margin on the line of credit by 0.375% from December 31, 1996.

CAPITAL STRATEGY

     Management from time to time identifies Properties in the Portfolio that no longer are consistent with the current operating focus or for which a purchase offer is received that management believes should be accepted to provide funds that may immediately or eventually be invested in properties with potential for a better return.

     At September 30, 1997, the Operating Partnership was holding for sale 585 Boylston Street, located in Boston, Massachusetts and Village Shopping Center, located in Gary, Indiana as well as Augusta Plaza Shopping Center in Augusta, Maine, which was sold the next day, October 1, 1997. The 585 Boylston Street property is not aligned with the Operating Partnership's current market strategy. Village Shopping Center, one of the properties acquired from Tucker, is considered by management to be a property where the proceeds from a sale could be better invested in a property or properties with higher growth potential, requiring lower property management intensity and with a tenant base more consistent with the current strategy. Proceeds received from a sale of these properties would provide additional liquidity to the Operating Partnership and may be applied in whole or in part to tax-deferred "like-kind" exchange acquisitions of additional properties.

     As part of the Tucker acquisition, the Operating Partnership assumed the $100,000,000 REMIC Note. The REMIC Note has a fixed, 7.3% rate of interest, with an effective rate of 7.23%, matures in September 2000 and becomes prepayable, upon payment of a significant prepayment premium, in October 1997. As of September 30, 1997, approximately 38% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 30% were encumbered specifically by the REMIC Note. As discussed above, the investment grade corporate credit rating received from Standard & Poor's and the prospective investment grade corporate credit rating received from Moody's provides the Operating Partnership with the ability to issue fixed-rate unsecured debt. Based on current market conditions, management believes that it may be advantageous to prepay the REMIC Note with either the proceeds from an issuance of investment grade unsecured debt or the Standby Line of Credit , thereby releasing the six properties securing the REMIC Note from the lien of the REMIC Indenture, and extending the Operating Partnership's weighted average debt maturity. Management believes that, even with the prepayment penalty, refinancing the REMIC Note with debt at the lower interest rates currently available will economically benefit the Operating Partnership more than keeping the REMIC Note outstanding until its stated maturity, at which time interest rates may be substantially higher. There can be no assurance that the Operating Partnership will in fact issue investment grade debt securities.

     In anticipation of issuances of investment grade unsecured debt, and because management considered interest rates to be at historically favorable levels, prior to September 30, 1997 the Operating Partnership entered into four forward Treasury Note purchase agreements with third parties in order to partially hedge the interest rate. In addition, on October 30, 1997, the Operating Partnership entered into an additional forward Treasury Note purchase agreement also in order to partially hedge the interest rate of anticipated debt offerings. On October 24, 1997, the Operating Partnership gave the REMIC Trustee notice of its intent to repay the REMIC Note on November 26, 1997. Concurrently with the delivery of such notice, the Operating Partnership entered into the Standby Line of Credit of $105 million, which the Operating Partnership may use to prepay all or a portion of the REMIC Note on November 26, 1997 in the event that a sale of investment grade debt securities has not been consummated by such date. In the event a debt issuance has not been consummated by the expiration date of the forward Treasury Note purchase agreements, the Operating Partnership expects to roll over such agreements under the same terms expiring on a date that would coincide with the anticipated issuance date. Following repayment of the REMIC Note, the Operating Partnership would have approximately $28.5 million of secured debt with approximately 93% of its annualized property net operating income of the most recent fiscal quarter unencumbered. There can be no assurance that the Operating Partnership will prepay the REMIC Note or that, if the REMIC
Note is prepaid, the effective cost of doing so will not be greater than the current interest cost of the REMIC Note.

     On October 22, 1997, the Company entered into an agreement with PaineWebber Incorporated whereby PaineWebber, acting as underwriter, will, at the Company's option, purchase up to $60 million of the Company's common stock over the next six months at the then current market price less a negotiated discount. Under the terms of this agreement, the Company, at its option, would have the right to sell common shares in amounts ranging from $5 million to $20 million per transaction. The sale price (before discount) would be fixed at the New York Stock Exchange closing price of the Company's common stock on the next or second next trading day after delivery to PaineWebber of a securities purchase notice specifying the number of shares to be sold in the particular transaction. It is expected that the Company will contribute, in exchange for an equivalent number of GP Units, the net proceeds from equity raised under the agreement to be used to facilitate the Operating Partnership's acquisition program, reduce amounts outstanding under the bank line of credit and for general corporate purposes.

     Management believes that the Company's recent growth and capital structure activities have positioned it and the Operating Partnership for enhanced growth through accessing the capital markets using both debt and equity securities. Management believes accessing the public markets enables the Company and the Operating Partnership to take advantage of favorable opportunities. However, while the public capital markets have generally been favorable for selected REITs during the past few years, there can be no assurance either that the public markets will remain receptive to providing new capital to REITs and their operating partnerships or that the terms upon which the Company and the Operating Partnership may be able to raise funds will be attractive or favorable to them or to their share owners and partners.

                             RESULTS OF OPERATIONS

SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996

     During the first nine months of 1997, the Operating Partnership acquired fourteen shopping centers for a total purchase price of approximately $95.7 million, and sold two shopping centers for a total net sales price of approximately $17.3 million. During the year ended December 31, 1996, the Operating Partnership acquired sixteen properties, including fourteen properties upon the Tucker Acquisition, and sold its interest in a ground lease. For the nine months ended September 30, 1997, net income was $21.6 million, or $0.97 per Unit, compared with $21.6 million, or $1.28 per Unit, for the nine months ended September 30, 1996. Net income for the nine months ended September 30, 1997, includes a $3.1 million gain on sale of property reflected in the first quarter and a $1.3 million provision for loss on real estate investment reflected in the second quarter. Net income for the nine months ended September 30, 1996, includes a $9.4 million gain on sale of property reflected in the first quarter. Weighted average Units outstanding for the nine-month period were 22,372,142 compared with 16,859,016 in the prior-year period. Net income for the three months ended September 30, 1997, totaled $7.0 million, or $0.31 per Unit, compared with $5.1 million, or $0.27 per Unit, for the comparable period in 1996. Weighted average shares outstanding for the quarter increased to 22,591,276 from 18,980,883 for the same period in the prior year. The increased number of Units outstanding was due primarily to the 2,875,000 share November 1996 Offering which net proceeds were contributed to the Operating Partnership in exchange for an equivalent number of GP Units, and the issuance of 7,428,157 GP Units to the Company in connection with the Tucker Acquisition on March 15, 1996.

ACQUISITION AND DISPOSITION ACTIVITIES

ACQUISITIONS                                                                     DATE
------------                                                              ------------------
Tucker (14 properties)...................................................  March 15, 1996
Brookdale Square.........................................................  March 26, 1996
Santa Fe Square..........................................................  December 27, 1996
Roseville Center.........................................................  January 1, 1997
Martin's Bittersweet Plaza...............................................  January 1, 1997
Warren Plaza.............................................................  January 21, 1997
Spring Village...........................................................  April 28, 1997
Davenport Retail.........................................................  June 19, 1997
Fairhills Shopping Center................................................  July 1, 1997
Parkway Pointe...........................................................  July 1, 1997
Sangamon Center North....................................................  July 1, 1997
Burlington Plaza.........................................................  July 1, 1997
Holiday Plaza,...........................................................  July 1, 1997
County Line Mall.........................................................  July 31, 1997
Parkwood Plaza...........................................................  August 1, 1997
Madison Plaza............................................................  August 25, 1997
Liberty Corners..........................................................  August 29, 1997

DISPOSITIONS                                                                     DATE
------------                                                               ------------------
Nicollet Avenue ground lease.............................................  March 26, 1996
Hood Commons.............................................................  March 13, 1997
Meadows Town Mall........................................................  August 8, 1997

  Property Specific Revenues And Expenses

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30                                           PROPERTIES
                                       -------------------                     ACQUISITIONS/     HELD BOTH
                                        1997        1996       DIFFERENCE      DISPOSITIONS       PERIODS
                                       -------     -------     -----------     -------------     ----------
                                                                  (IN THOUSANDS)
Rental income........................  $69,922     $54,643       $15,279          $14,517          $  762
Operations, maintenance and
  management.........................   10,478       9,277         1,201            1,952            (751)
Real estate taxes....................   13,652      12,063         1,589            2,084            (495)
Depreciation and amortization........   12,099       9,573         2,526            2,430              96

                                       THREE MONTHS ENDED                                        PROPERTIES
                                          SEPTEMBER 30                         ACQUISITIONS/     HELD BOTH
                                        1997        1996       DIFFERENCE      DISPOSITIONS       PERIODS
                                       -------     -------       -------          -------          -----
                                                                  (IN THOUSANDS)
Rental income........................  $24,033     $21,442       $ 2,591          $ 2,294          $  297
Operations, maintenance and
  management.........................    3,479       3,485            (6)             384            (390)
Real estate taxes....................    4,025       4,375          (350)             362            (712)
Depreciation and amortization........    4,244       3,597           647              391             256

  Results Attributable to Acquisition and Disposition Activities

     Rental income increased from $54,643,000 in the first nine months of 1996 to $69,922,000 in the first nine months of 1997. Approximately $14,517,000 of the increase was attributable to the Operating Partnership's acquisition and disposition activities. Rental income increased from $21,442,000 for the three month period ended September 30, 1996, to $24,033,000 for the same period in 1997. Approximately $2,294,000 of the increase was attributable to the Operating Partnership's acquisition and disposition activities.

     Operations, maintenance and management expense increased from $9,277,000 in the first nine months of 1996 to $10,478,000 in the first nine months of 1997. Operations, maintenance and management expenses incurred for properties acquired during the nine month period, net of such expenses eliminated for properties disposed, of $1,952,000 were partially offset by a decrease of $751,000 in such expenses for properties held both periods. For the three month period ended September 30, 1997, operations, maintenance and management expense decreased to $3,479,000 from $3,485,000 for the same period in 1996, despite incurring a net increase of approximately $384,000 due to acquisition and disposition activities.

     Real estate taxes increased from $12,063,000 in the first nine months of 1996 to $13,652,000 in the first nine months of 1997, despite an increase of $2,084,000 for the nine month period attributable to expenses incurred for new acquisitions net of the elimination of such expenses for properties disposed, since real estate taxes for properties held both periods decreased $495,000. Real estate taxes decreased from $4,375,000 for the three month period ended September 30, 1996, to $4,025,000 for the same period in 1997, despite an increase in real estate taxes of $362,000 due to the Operating Partnership's acquisition and disposition activities. The decrease in real estate taxes for properties held both periods of $712,000 represents a 16.3% reduction from the prior year period.

     Depreciation and amortization increased from $9,573,000 in the first nine months of 1996 to $12,099,000 in the first nine months of 1997. Approximately $2,430,000 of the increase was attributable to the Operating Partnership's acquisition and disposition activities. For the three month period, depreciation and amortization increased $647,000 from $3,597,000 to $4,244,000. Approximately $391,000 of the increase was attributable to the Operating Partnership's acquisition and disposition activities, and $256,000 was attributable to increases from properties held both periods.

  Results for Properties Fully Operating Throughout Both Periods

     The remaining increase in rental income for the nine month period ended September 30, 1997, of $762,000 represented a nominal increase of 1.4% over the first nine months of 1996, but was attained despite a reduction in property operating expenses, from which recoveries from tenants are derived, of approximately 5.8%. The positive variance was primarily due to increases in rental income at Har Mar Mall of approximately $466,000, or 10.5%, and Rivercrest Shopping Center of approximately $378,000 or 9.7%, resulting primarily from successful leasing activity, partially offset by a decrease at Westview Shopping Center of approximately $397,000, or 12.8%, where tax reimbursements were lower due to a reduction in the related real estate tax expense. Additionally, subsequent to quarter-end, Waccamaw Pottery had a successful grand opening of their 55,000 square foot space at Westview Shopping Center, which is expected to contribute to increased rental income in future quarters. The increase in rental income for properties held throughout the three months ended September 30, 1997 and 1996 of $297,000 was again a nominal 1.4%, but was attained despite a reduction in property operating expenses of approximately 14.0%. The most significant increase in rental income were achieved at Har Mar Mall due to increased leasing activity and higher percentage rents resulting from positive sales at the Center, at Burning Tree Plaza due to the expansion of Best Buy, at Crossroads Shopping Center due to the expansion of T.J. Maxx, and at Commons of Chicago Ridge due to the commencement of a 55,000 square foot JC Penney Homestore. These increases were partially offset by a reduction in rental income at Westview Shopping Center due to lower tax reimbursements due to the reduction in the related real estate tax expense. During the second quarter, the Company signed a new lease with OfficeMax for 30,000 square feet at Grandview Plaza, which is expected to commence in the fourth quarter of 1997, slightly ahead of schedule, and contribute to higher rental income. In October 1997, the Operating Partnership received notice from Montgomery Ward, which filed for Chapter 11 bankruptcy protection in July 1997, that it intends to close the store at Heritage Square on or before December 31, 1997. The tenant has paid, and is expected to continue to pay, post-petition rent and other charges through the closing date. However, rental income is expected to decrease for such space upon closing of the store. The Operating Partnership has begun efforts, and is in discussions with prospective tenants, to re-lease the 111,000 square foot space.

     The remaining decrease in operations, maintenance and management expense of $751,000, or 8.1%, from the first nine months of 1996 was primarily attributable to cost savings resulting from the completion in the second quarter of 1996 of the internalization of the property management function for the properties located in the Midwest. The decrease in the three month period of $390,000, or 11.2%, was primarily due to expense savings at One North State due to lower negotiated rates on contract services, and expense savings at Village Shopping Center and Commons of Chicago Ridge, both due to parking lot repairs in the prior year period, along with decreases at various other locations.

     The remaining decrease in real taxes of $495,000, or 4.1%, for the nine-month period ended September 30, 1997, and $712,000, or 16.3%, for the three month period then ended, results from management's successful negotiation of tax reductions most significantly at Westview Shopping Center, Commons of Chicago Ridge and Rivercrest Shopping Center.

     The remaining increases in depreciation and amortization of $96,000 and $256,000 for the nine and three month periods, respectively, ended September 30, 1997, compared with the same periods in 1996, were primarily a result of new construction and leasing at White Bear Hills, Har Mar Mall and Burning Tree Plaza as well as new tenancies at various other locations.

  Non-Property Specific Expenses

     Mortgage and other interest expense increased to $11,593,000 for the nine months ended September 30, 1997, from $9,660,000 during the same period in 1996, and increased to $4,362,000 from $4,106,000 during the three month period ended September 30, 1997, compared with the same period in 1996. Debt assumed in the Tucker Acquisition on March 15, 1996, consisting primarily of the $100 million REMIC mortgage note secured by six of the acquired Tucker properties, accounted for $1,711,000 of the increase during the nine month period, but did not contribute to an increase during the three month period because such debt was outstanding during the full quarter each year. Additionally, mortgage interest expense on the mortgage note assumed upon the acquisition of Martin's Bittersweet Plaza in January 1997 contributed to an increase of approximately $253,000 during the first nine of 1997 compared with the first nine months of 1996, and $83,000 for the three month period ended September 30, 1997, compared with the three month period in 1996. Despite a weighted average interest rate of 7.47% for the three month period in 1997 compared with a weighted average interest rate of 7.71% for the same period in 1996, a higher average outstanding balance on the line of credit, which was used to fund substantially all of the acquisition activity during 1997, and which was paid down in the fourth quarter of 1996 with the proceeds contributed from the Company's public offering of Common Stock, resulted in an increase in interest expense of $170,000 during the three-month period. For the nine month period, the change in interest expense on the line of credit was minimal.

     Administrative and general expense increased from $1,992,000 during the nine months ended September 30, 1996, to $3,287,000 during the nine months ended September 30, 1997, and from $813,000 for the three months ended September 30, 1996, to $1,310,000 for the three months ended September 30, 1997. Although the Tucker Acquisition created substantial operating efficiencies, following the acquisition the Operating Partnership reorganized its internal operations to function by disciplines rather than geography. The reorganization included the addition of executive management for leasing, asset management and acquisition activities. In addition, the acquisition of 18 properties since September 30, 1996 has required an increase in personnel to manage the additional workload. As a result of the aforementioned reorganization and acquisition activity, the number of employees has increased, resulting in an increase in payroll costs. Additionally, during the third quarter of 1997, approximately $162,000 of costs relating to potential acquisitions were written-off, since such acquisitions were deemed improbable.

     During the first quarter of 1996, the Operating Partnership incurred a one-time charge of $344,000 consisting of deferred financing costs related to Bradley's former bank line of credit and certain deferred acquisition costs related to acquisitions which Bradley chose not to pursue due to the efforts required to finalize the Tucker Acquisition. During the third quarter of 1996, the Operating Partnership relocated its headquarters from Boston, Massachusetts to Northbrook, Illinois, resulting in a charge to earnings of approximately $409,000.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the "Senior Securities" set forth in the accompanying Prospectus under "Description of Debt Securities," to which reference is hereby made. Unless otherwise defined in this Prospectus Supplement, capitalized terms used under "Description of Notes" have the meaning set forth in the Indenture.

GENERAL

     The Notes constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an indenture,
dated as of             , 1997 (the "Indenture") between the Operating
Partnership and LaSalle National Bank, N.A. (the "Trustee"). The form of the Indenture has been filed as an exhibit to (or incorporated by reference to) the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are descriptions of the material provisions thereof. All section references appearing herein are to sections of the Indenture and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Notes will be limited to an aggregate principal amount of $100,000,000. The Notes will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to Indebtedness and other liabilities of any Subsidiaries (as defined below) which may be formed by the Operating Partnership in the future. Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly-held Properties. In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any limited partner of the Operating Partnership for the repayment of the Notes.

     As of September 30, 1997, on a pro forma basis after giving effect to the offering of the Notes hereby, the application of the net proceeds therefrom and the repayment of certain secured and unsecured indebtedness including the repayment of the REMIC Note, the Operating Partnership would have had approximately $254,911,000 of total indebtedness, of which approximately $226,400,000 would have been unsecured indebtedness and approximately $28,511,000 would have been indebtedness secured by certain of the Properties. The Operating Partnership may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "-- Certain Covenants -- Limitations on Incurrence of Indebtedness."

     The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

     The Notes will bear interest at   % per annum and will mature on November
  , 2004. The Notes will bear interest from November   , 1997 or from the
immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on and of each year, commencing
            , 1998 (each, an "Interest Payment Date") and on the applicable Maturity Date, to the Persons in whose name the Notes are registered in the Security Register on the preceding or (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York or in the City of Chicago are not required or authorized by law, regulation or executive order to close.

     The principal of and interest on the Notes will be payable at the corporate trust office of LaSalle National Bank (the "Paying Agent") in the City of Chicago, Illinois, initially located at 135 South LaSalle Street, Chicago, Illinois 60603, provided that at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option and in the sole discretion of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Note will be to receive payment of the Redemption Price. The Operating Partnership would not have to repay any other liabilities or obtain any consents or waivers before the redemption of the Notes. In the event, however, that the Operating Partnership fails to redeem any Notes submitted for redemption in an aggregate amount of $10 million or greater, the lenders under the Operating Partnership's line of credit may accelerate such line of credit. The terms of the Operating Partnership's other indebtedness do not contain limits on the Operating Partnership's ability to repay any Notes which have been submitted for redemption so long as the Operating Partnership does not fail to repay such Notes in an aggregate amount of $10 million or greater. In the event of such failure to repay the Notes, the lenders under the Operating Partnership's line of credit may accelerate such line of credit.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by each Holder to be redeemed.

     If less than all the Notes are to be redeemed at the option and in the sole discretion of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the giving of the redemption notice (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select not more than 60 days prior to the redemption date, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, as the case may be, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the respective Notes being redeemed or paid. For purposes of the Indenture, all references to any "premium" on the Notes shall be deemed to refer to any Make-Whole Amount, unless the context otherwise requires.

     "Reinvestment Rate" means 0.25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities or, if such Statistical Release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

CERTAIN COVENANTS

     Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Indebtedness, and (ii) the purchase price of any real estate assets or mortgages receivable acquired since the end of the most recent calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness, less (iv) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

     In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired since the end of such calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness, less (iv) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

     The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis.

     In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     The foregoing covenants do not restrict the Operating Partnership from refinancing existing Indebtedness, provided that the outstanding principal amount of such Indebtedness is not increased.

     Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date (i) if the Operating Partnership is not then subject to such Section 13 or 15(d), transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections, (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

     Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes, (except any such term, provision or condition which could not be amended without the consent of all

Holders of the Notes or such series thereof, as applicable), if before or after the time for such compliance the Holders of at least a majority in principal amount of all of the outstanding Notes, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

     As used herein, and in the Indenture:

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Annual Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations (as defined below) for such period and (vi) amortization of deferred charges.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

     "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

     "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

     See "Description of Notes -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

MERGER, CONSOLIDATION OR SALE

     The Indenture provides that the Operating Partnership may, without the consent of the holders of the Notes, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity shall be an entity organized and existing under the laws of the United States or a State thereof and such successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall expressly assume all of the Operating Partnership's obligations under the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee. Accordingly, while the Operating Partnership may transfer all or substantially all of its assets, without the consent of the holders of the Notes, any transaction that would result in the Operating Partnership, or any successor entity, breaching the limitations on the incurrence of indebtedness contained in the covenants would result in an Event of Default under the Indenture. Thus, the holders of the Notes are afforded some protection in the event of a highly leveraged transaction, merger or similar transaction, which may adversely affect the creditworthiness of the Notes and/or the Operating Partnership.

     The applicability of the covenants containing debt incurrence limitations and the provisions regarding merger, consolidation or sale may be waived by the holders of at least a majority in principal amount of all outstanding Notes but not by the Trustee or by the Company, in its capacity as general partner. In addition, the applicability of the Indenture provisions relating to mergers, consolidations or sales are not limited in the event of a leveraged buyout initiated or supported by the Operating Partnership, the management of the Operating Partnership, or any affiliate thereof.

EVENTS OF DEFAULT

     The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or Make-Whole Amount, if any, on) any Notes when due and payable; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess $10,000,000 for a period of 30 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization, on court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary. The Term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act. If an Event of Default specified in clause (f) above, relating to the Operating Partnership or any Significant Subsidiary occurs, the principal amount of and the Make-Whole Amount on, all outstanding Notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders. In the event that the Operating Partnership's obligations under the Notes are accelerated in an amount of $10 million or greater the lenders under the Operating Partnership's bank line of credit may accelerate the obligations under such line of credit.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Notes -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "-- Certain Covenants" herein and "Description of Notes -- Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

     The provisions described under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus will apply to the Notes.

     The Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to the Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer any beneficial interest in a Global Note.

     So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner to holder of the Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and any interest on, individual Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Note representing any Notes, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Notes in exchange for the Global Note or Notes representing the Notes. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Notes in exchange for the Global Note or Notes representing the Notes. Individual Notes so issued will be issued in denominations unless otherwise specified by the Operating Partnership, of $1,000 and integral multiples thereof.

     DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its

Participants deposit with DTC. DTC also facilities the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

     The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY OR RECOURSE

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, or for any claim based thereon or otherwise in respect thereof, shall be had (i) against any other past, present or future limited partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any limited partner of the Operating Partnership, or
(iii) against any past, present or future stockholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Operating Partnership or the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder of Notes waives and releases all such liability by accepting such Notes. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

     Subject to the terms and the conditions in the underwriting agreement dated
as of November   , 1997 (the "Underwriting Agreement") by and among the
Operating Partnership and the underwriters named below (the "Underwriters"), the Operating Partnership has agreed to sell to each of the Underwriters named below, and each of such Underwriters has agreed severally to purchase from the Operating Partnership the respective principal amount of Notes set forth opposite its name below:

                                                                               PRINCIPAL AMOUNT
                                 UNDERWRITER                                       OF NOTES
-----------------------------------------------------------------------------  ----------------
PaineWebber Incorporated.....................................................    $
BT Alex. Brown Incorporated..................................................
Salomon Brothers Inc. .......................................................
First Chicago Capital Markets, Inc. .........................................
                                                                                 ------------
          Total..............................................................    $100,000,000
                                                                                 ============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase all Notes offered hereby if any of such Notes are purchased.

     The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such price less a concession not in excess of   % of the principal
amount of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of   % of the principal amount of the Notes, to certain
other dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be changed.

     Each series of Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company and the Operating Partnership have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Notes is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. In addition, if the Underwriters create a short position in the Notes in connection with this offering (i.e., they sell more Notes than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce the short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Notes. In addition, neither the Operating Partnership nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their businesses, certain of the Underwriters and their affiliates have engaged and may in the future engage in investment banking, financial advisory and other commercial services and transactions with the Company and the Operating Partnership for which customary compensation has been, and will be, received. On October 24, 1997, the Operating Partnership entered into a commitment with The First National Bank of Chicago, an affiliate of First Chicago Capital Markets, Inc., for the $105 million Standby Line of Credit. The Standby Line of Credit, if used, will bear interest at a rate of 1.20% over LIBOR. A flat $35,000 fee was charged when the Operating Partnership entered into the commitment for the Standby Line of Credit, and an additional fee of
 .05% of the amount drawn down will be charged each time the Standby Line of Credit is used.


                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Notes, will be passed upon for the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company, the general partner of the Operating Partnership, and is the beneficial owner of approximately 9,000 shares of Common Stock of the Company. Certain legal matters for the Underwriters will be passed upon by Rogers & Wells, New York, New York.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 18, 1997


                                  $300,000,000

                     BRADLEY OPERATING LIMITED PARTNERSHIP

                                DEBT SECURITIES


                             ---------------------


     Bradley Operating Limited Partnership (the "Operating Partnership") is the entity though which Bradley Real Estate, Inc. ("Bradley" or the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns substantially all of its assets. Bradley, the country's oldest continuously qualified REIT, is the sole general partner of and owns a substantial majority of the economic interests in the equity of the Operating Partnership.

     The Operating Partnership may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities (the "Debt Securities" or the "Securities"). The aggregate public offering price of the Debt Securities shall be up to $300,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in this Prospectus and in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price.

     The applicable Prospectus Supplement will also contain information, where appropriate, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly by the Operating Partnership, through agents designated from time to time by the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------


                     The date of this Prospectus is , 1997.

                             AVAILABLE INFORMATION

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Operating Partnership, the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder of thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Operating Partnership or the Company since the date hereof or hereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     The Operating Partnership and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company and the Operating Partnership, that file electronically with the Commission. Information concerning the Company's common stock, which is listed on the New York Stock Exchange (the "NYSE") under the symbol "BTR," can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     The Operating Partnership has filed with the Commission a Registration Statement on Form S-3 (No. 333-36577) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Debt Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at public reference facilities of the Commission described above. Statements contained in this Prospectus or any Prospectus Supplement as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (A), with respect to the Operating Partnership (Commission File No. 000-23065), (i) the Operating Partnership's Registration Statement on Form 10 filed on September 11, 1997, as amended; (ii) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and (iii) the Operating Partnership's current report on Form 8-K filed on October 6, 1997 (B), with respect to the Company (Commission File No. 001-10328), (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the Company's Proxy Statement dated March 31, 1997 with respect to its Annual Meeting of Stockholders on May 14, 1997; (iv) the Company's current report on Form 8-K filed on September 12, 1997; (v) the Company's current report on Form 8-K filed on October 6, 1997; (vi) the Company's current report on Form 8-K filed on October 17, 1997 and (vii) the Company's current report on Form 8-K filed on October 22, 1997.

     All other documents filed with the Commission by the Operating Partnership amending or supplementing its Form 10 Registration Statement and all documents filed with the Commission by the Operating Partnership or the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities are to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

     The Operating Partnership will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626, telephone (847) 272-9800.

                                  RISK FACTORS

  General

     As in every business, there are risk factors that affect the Operating Partnership and its operations. Set forth below are some of the factors that could cause the actual results of the Operating Partnership's operations or plans to differ materially from expectations set forth elsewhere in this Registration Statement.

  Risk that Existing Indebtedness Will be Refinanced on Unfavorable Terms; Risk that Increases in Interest Rates Will Adversely Affect Net Income and Cash Available for Distribution; Management Could Cause the Operating Partnership to Become Highly Leveraged Because Organizational Documents Contain No Limitation on Debt

     The partnership is obligated under a $100 million mortgage note maturing in September 2000 secured by six properties that was issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note"). Although the investment grade corporate ratings recently assigned to the Operating Partnership by Standard & Poor's Investment Services ("Standard & Poor's") and Moody's Investors Service ("Moody's") is expected to assist the Operating Partnership in refinancing such indebtedness at maturity or sooner, there can be no assurance that the cost of replacement indebtedness (including any penalty that may be payable upon the prepayment of the REMIC
Note) may not be greater than the cost of the existing indebtedness. The fact that the Operating Company will continue to be obligated on a substantial amount of debt, even if only a relatively small portion of such debt is secured, subjects the Operating Partnership to risks of default if it is unable to pay such debt at maturity, and may require the sale or mortgaging of properties of the Operating Partnership at an inconvenient time or on terms that are adverse to the Operating Partnership.

     To the extent that the Operating Partnership is responsible for floating rate debt (such as that incurred under the revolving line of credit) and to the extent that its exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect the Operating Partnership's net income and cash available for distribution and may affect the amount of distributions it can make to the holders of Units, including the Company.

     The Amended and Restated Articles of Incorporation of the Company (the "Charter") and the Bylaws of the Company (the "Bylaws") and the Second Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") do not contain any limitation on the amount of indebtedness the Company or the Operating Partnership may incur. Although management attempts to maintain a balance between total outstanding indebtedness and the value of the portfolio of the Operating Partnership, (i.e., a ratio of debt and preferred stock to Real Estate Value of 50% or less, with "Real Estate Value" defined as net operating income dividend by 10.25%) there can be no assurance that management will not alter this balance at any time. Accordingly, the Operating Partnership could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Operating Partnership's ability to make expected distributions to holders of limited partner units ("LP Units") and in an increased risk of default on its obligations under any outstanding indebtedness. Failure to pay its debt obligations when due could also result in the Operating Partnership losing its interest in any properties that secure indebtedness included within such obligations.

  Adverse Effects on Creditworthiness of Debt Securities May Result From a Highly Leveraged Transaction or Change in Control

     Unless otherwise provided in a supplemental indenture, the indentures under which Debt Securities will be issued do not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or protect holders of Debt Securities against adverse effects on the creditworthiness of the Debt Securities in the event of a highly leveraged transaction or change in control (through the acquisition of securities, the election of directors or otherwise) involving the Operating Partnership or the Company. Accordingly, there can be no assurance that the Operating Partnership will not enter into such a transaction and thereby adversely affect the Operating Partnership's ability to meet its obligations under the Debt Securities.

  Adverse Effect on the Business May Result if Operating Partnership Becomes Liable for the Cost of Remediation on Any of its Properties; Risk that Operating Partnership Would be Required to Take Further Actions at Commons of Chicago Ridge

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the Operating Partnership's properties, including those acquired in the Tucker Acquisition (as hereinafter defined), have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Except as described below, these environmental audit reports have not revealed any potential significant environmental liability, nor is management aware of any environmental liability with respect to the properties that it believes would have a material adverse effect on the Operating Partnership's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to management.

     Phase II site assessments of the Commons of Chicago Ridge property acquired from Tucker Properties Corporation ("Tucker") have disclosed the presence of contaminants in fill material and soil at the property that could be associated with the property's former use as a landfill and as the former site of an asphalt plant and storage tanks for petroleum products (which storage tanks have been removed from the property), but not at such levels as would require reporting to environmental agencies. These Phase II site assessments also disclosed the presence in groundwater of contaminants similar to those detected in the soil samples. Environmental assessments of the property have also detected methane gas, probably associated with the former use of the property as landfill. A regular maintenance program was implemented by Tucker and is being continued by the Operating Partnership to control the migration and effect of the methane gas. There can be no assurance that an environmental regulatory agency such as the Illinois Environmental Protection Agency will not in the future require further investigation to determine the source and vertical and horizontal extent of the contamination. If any such investigation is required and confirms the existence of contaminants at the levels disclosed in the Phase II site assessments, it is possible that the relevant agency could require the Operating Partnership to take action to address the contamination, which action could range from ongoing monitoring to remediation of the contamination. Based on the information currently available, management does not believe that the cost of responding to such contamination would be material to the Operating Partnership.

     In connection with the execution of the merger agreement relating to the Tucker Acquisition, the Operating Partnership and certain individuals who had previously provided a limited indemnity to Tucker for environmental liabilities at Commons of Chicago Ridge (the "Individuals") agreed to indemnify the Company, Operating Partnership and its affiliates against all claims, losses, costs and expenses incurred by such parties arising out of any administrative, regulatory or judicial action, suit, investigation or proceeding in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right of action regarding such substances, materials, wastes or products, whether brought by a governmental or regulatory authority or by a third party, that is initiated on or before October 4, 2003, with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993. In connection with this indemnification obligation, the Operating Partnership has agreed to keep the Individuals reasonably informed of various activities relating to the property and to consult with the Individuals with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Individuals. There can be no assurance that the Individuals will be in a position to honor their indemnity obligations. Regardless of such indemnification, based on the information currently available, management does not believe that the environmental liabilities and expenses relating to the Commons of Chicago Ridge property would have a material effect on the liquidity, financial condition or operating results of the Operating Partnership.

  Risk that Adverse Economic Trends in the Midwestern Region or the Retail Industry Will Adversely Affect the Operating Partnership's Cash Available for Distribution

     Substantially all of the Operating Partnership's properties are located in the Midwestern region of the United States and such properties consist predominantly of community and neighborhood shopping centers. The Operating Partnership's performance therefore is linked to economic conditions in the Midwest and in the market for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and the excess amount of retail space in certain markets. To the extent that these conditions impact the market rents for retail space, they could result in a reduction of cash receipts and cash available for distribution and thus affect the amount of distributions the Operating Partnership can make to the holders of its outstanding units of partnership interests, including the Company.

  If a Significant Number of Tenants Were Unable to Meet Their Obligations to the Operating Partnership, then Cash Available for Distribution Would Be Adversely Affected; Tenants Which File for Bankruptcy Protection May Not Make Rental Payments in a Timely Manner

     Since substantially all of the Operating Partnership's income has been, and will continue to be, derived from rental income from retail shopping centers, the amount of cash receipts and cash available for distribution to the holders of its Units, including the Company, would be adversely affected if a significant number of tenants were unable to meet their obligations to the Operating Partnership or if the Operating Partnership were unable to lease, on economically favorable terms, a significant amount of space in its shopping centers. In addition, in the event of default by a tenant, the Operating Partnership may experience delays and incur substantial costs in enforcing its rights as landlord.

     At any time, a tenant of the Operating Partnership's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant lease. Such an event could cause a reduction of cash receipts and cash available for distribution and thus affect the amount of distributions the Operating Partnership can make to the holders of its Units, including the Company. No assurance can be given that any present tenant which has filed for bankruptcy protection will continue making payments under its lease or that any tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to the Operating

Partnership, the Operating Partnership may experience delays in enforcing its right as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and releasing the property.

  Adverse Impact on Operating Results Could Occur if the Operating Partnership is Not Able to Lease Space at One North State for Which Existing Lease Has Been Terminated

     During the year ended December 31, 1996, more than 10% of the total revenue of the Operating Partnership was derived from rents and expense reimbursements from tenants of the One North State property, which is a "mixed use" property located in downtown Chicago. The total rents currently being paid by certain of this property's tenants may be in excess of current market rates. The leases of these tenants begin to expire in 2001. One office tenant, Arthur Andersen, however, has exercised an option to terminate its lease, effective as of April 1, 1998, and paid the Operating Partnership a $1.8 million cancellation fee. Pursuant to the terms of the indenture governing the REMIC Note, this termination fee was paid into a reserve account which is required to be used, among other things, to pay for tenant alterations, leasing commissions and other lease inducements directly related to this space. Any unused amount of this reserve account must be used to repay the principal amounts owed under the REMIC Note. The inability of the Operating Partnership to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Operating Partnership.

  Risks of Reduced Rental Income and Cash Available for Distribution from Vacancies and Lease Renewals

     The Operating Partnership is continually faced with expiring tenant leases at its properties. Some lease expirations provide the Operating Partnership with the opportunity to increase rentals or to hold the space available for a stronger long-term tenancy. In other cases, there may be no immediately foreseeable strong tenancy for space, and the space may remain vacant for a longer period than anticipated or may be able to be re-leased only at less favorable rents. In such situations, the Operating Partnership may be subject to competitive and economic conditions over which it has no control. Accordingly, there is no assurance that the effects of possible vacancies or lease renewals at such properties may not reduce the rental income and cash available for distribution below levels anticipated by the Operating Partnership.

  Risk that Competition in the Properties' Market Areas Could Adversely Affect Ability to Rent Space, Amount of Rents Charged or Development and Acquisition Opportunities

     All of the Operating Partnership's properties are located in developed areas. There are numerous other retail properties and real estate companies within the market area of each such property which compete with the Operating Partnership for tenants and development and acquisition opportunities. The number of competitive retail properties and real estate companies in such areas could have a material effect on (i) the Operating Partnership's ability to rent space at the properties and the amount of rents charged and (ii) development and acquisition opportunities. The Operating Partnership competes for tenants and acquisitions with others who have greater resources than it does.

  Possible Adverse Consequences of Limitations on Insurance

     The Operating Partnership carries comprehensive general liability coverage and umbrella liability coverage on all of its properties with limits of liability which the management deems adequate to insure against liability claims and provide for cost of defense. Similarly, the Operating Partnership is insured against the risk of direct physical damage in amounts that management estimates to be adequate to reimburse the Operating Partnership on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Currently, the Operating Partnership also insures the properties for loss caused by earthquake or flood in the aggregate amount of $10 million per occurrence. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, management has made the determination that the risk of loss due to earthquake and flood does not justify the cost to increase coverage limits any further under current market conditions. Should the availability and pricing of this coverage become more cost advantageous, management would re-evaluate its position.

  Uncertainty of Meeting Acquisition Objectives; Acquired Properties May Not Meet Management's Expectation

     The Operating Partnership continually seeks prospective acquisitions of additional shopping centers and portfolios of shopping centers which management believes can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those undertaken with respect to properties in the existing portfolio. There can be no assurance that the Operating Partnership will effect any potential acquisition that it may evaluate. The evaluation process involves costs which are non-recoverable in the case of acquisitions which are not consummated. In addition, notwithstanding management's adherence to its criteria for evaluating and due diligence regarding potential acquisitions, there can be no assurance that any acquisition that is consummated will meet management's expectations.

  Risk that Company's Control of the Operating Partnership May Allow the Company to Take Actions Adverse to the Best Interests of the Limited Partners

     The Operating Partnership Agreement gives the Company as general partner broad control over the operations and business activities of the Operating Partnership. In exercising its authority as general partner, the Company is subject to the provisions of the Delaware Revised Uniform Limited Partnership Act and to general fiduciary principles of fair dealing to the limited partners as well as to any specific limitations or restrictions on its authority contained in the Operating Partnership Agreement or in any individually negotiated agreement with a particular limited partner.

  Risk from Reliance Upon the Company to Manage the Operating Partnership; Adverse Consequences of the Company's Failure to Qualify as a REIT; Risk of Adverse Tax Consequences to Holders of Units

     Although the fact that substantially all of the assets of the Company are represented by its interest in the Operating Partnership, the Operating Partnership in general, and the holders of the LP Units (as hereinafter defined) in particular, must rely upon the Company as general partner to manage the affairs and business of the Operating Partnership. In addition to the risks described above that relate to the Operating Partnership, the Company is subject to certain other risks that may affect its financial and other condition, including particularly adverse consequences if the Company fails to qualify as a REIT for federal income tax purposes. The description of certain risk factors applicable to the Company contained under the caption "Business -- Risk Factors" in Item 1 of the Company's 10-K report for the year ended December 31, 1996 is hereby incorporated by reference.

     Among the powers that the Company has as general partner of the Operating Partnership are the powers to determine whether and when to sell any particular property or properties owned by the Operating Partnership, subject to any specific agreements limiting the power of sale that the Operating Partnership may have entered into with the contributor or contributors of any specific properties at the time that such contributor or contributors contributed their interest in the property to the Operating Partnership in exchange for LP Units. After the expiration of any such limiting agreement on the Company's authority as general partner to sell a property, the property may be sold and such sale may result in the recognition of capital gains or other tax consequences to the holder or holders of LP Units that were deferred at the time of the original contribution of the properties to the Operating Partnership.

  Risk that Ability to Transfer General Partnership Interest in Sole Discretion of the Company Will Result in a General Partner Not in the Best Interest of the Limited Partners

     Pursuant to the Operating Partnership Agreement, the Company, as general partner, may, in its sole and absolute discretion, transfer its interest in the Operating Partnership at any time; provided, however, that until March 16, 1998, the general partnership may not without the consent of the majority of the limited partners, transfer its general partnership interest to any of its affiliates other than an affiliate whose securities will become issuable upon redemption of the Units. The Partnership Agreement does not provide the LP Unit holders any voting or consent rights with respect to a transfer of the general partnership interest. Accordingly, the Company could, without the consent of the LP Unit holders, transfer its general partnership interest to another entity which could use the broad powers of the general partner in a manner not in the best interests of the LP Unit holders or in a manner which would have an adverse effect on the business or financial condition of the Operating Partnership. Although the Company has no present intention of transferring its general partnership interest, there can be no assurance that it will not do so at some point in the future.

  Limits on Changes in Control in Organizational Documents May Discourage a Third Party From Making an Acquisition Proposal

     Certain provisions contained in the Company's Charter and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. These provisions include the following: (i) the Company's Charter provides for three classes of Directors, with the term of office of one class expiring each year,
(ii) the Company's Bylaws provide that the holders of not less than 25% of the outstanding shares of Common Stock may call a special meeting of the Company's stockholders, and (iii) the Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of the Company. With respect to clause (ii) in the proceeding sentence, Maryland General Corporation Law ("MGCL") authorizes the Directors of the Company to amend the Bylaws to increase the number of outstanding shares of Common Stock required to call a special meeting from 25% to a majority.

     The provisions described above could have a potential anti-takeover effect on the Company. The staggered Board provision in the Charter prevents stockholders from voting on the election of more than one class of directors at each annual meeting of stockholders and thus may have the effect of keeping the members of the Board of Directors of the Company in control for a longer period to time. The staggered board provision and the provision in the Bylaws requiring holders of at least 25% of the outstanding shares of Common Stock (as hereinafter defined) to call a special meeting of stockholders may have the effect of making it more difficult for a third party to acquire control of the Company without the consent of its Board of Directors, including certain acquisitions which stockholders deem to be in their best interest. In addition, the Ownership limits in the Charter may also (i) deter certain tender offers for the shares of Common Stock which might be attractive to certain stockholders, or
(ii) limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the value of the outstanding shares of Common Stock, or otherwise effect a change in control.

     Maryland Business Combination Statute. Under the MGCL, certain "business combinations" (including mergers, consolidations, share exchanges, certain asset transfers and certain issuances of equity securities) between a Maryland corporation and any persons who own 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the holders of the corporation's shares receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for the shares that it owns. However, these provisions of Maryland law do not apply to "business combinations" with an Interested Stockholder that are approved or exempted by the board of directors of the corporation before that Interested Stockholder becomes an Interested Stockholder.

     Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on that matter. "Control Shares" are voting shares that, if aggregated with all other such shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain expenses.

     If voting rights are not approved at a meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

                           THE OPERATING PARTNERSHIP

     Bradley Operating Limited Partnership (the "Operating Partnership") is the entity through which Bradley Real Estate, Inc. (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. The Operating Partnership is an owner of grocery-anchored, open-air neighborhood and community shopping centers in the Midwestern region of the United States and is engaged in the business of acquiring, and actively managing and leasing such properties. As used herein, the term "Bradley Real Estate, Inc." refers also to its predecessor Bradley Real Estate Trust, and the term "Company" or "Bradley" as used herein refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis (including Bradley Operating Limited Partnership and its subsidiaries) or, where the context so requires, Bradley Real Estate, Inc. only. The term "Operating Partnership" as used herein means Bradley Operating Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Bradley Operating Limited Partnership only.

     The Company has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company believes it is the nation's oldest continually qualified REIT. In March 1996, the Company completed the acquisition of Tucker (the "Tucker Acquisition"). The Tucker acquisition was consummated through the issuance by the Company of approximately 7.4 million shares of its common stock, par value $.01 per share, ("Common Stock"), valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships: eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed to the Operating Partnership its interests in the 18 properties that it had theretofore held directly. The Operating Partnership therefore succeeds Bradley as the entity through which the Company expects to expand its ownership and operation of properties primarily located in the Midwestern region of the country.

     The Company currently owns an approximately 95% economic interest in and is the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the equity of the Operating Partnership are evidenced by units of partnership interest ("Units") with the interest of the general partner evidenced by general partner units ("GP Units").

     The limited partners of the Operating Partnership are persons who received limited partner interests evidenced by LP Units in connection with their contributions of direct or indirect interests in certain properties to the Operating Partnership. The Operating Partnership is obligated to redeem each LP Unit at the request of the holder thereof for cash equal to the fair market value of a share of the Company's Common Stock at the time of such redemption, provided that the Company, at its option, may elect to acquire any such LP Unit presented for redemption for either one share of Common Stock or cash. The Company presently anticipates that it will elect to issue Common Stock to acquire LP Units for redemption, rather than paying cash. With each such redemption, the Company's percentage ownership interest in the equity of the Operating Partnership will increase. In addition, whenever the Company issues Common Stock, it is anticipated that the Company will contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue an equivalent number of GP Units to the Company. The Operating Partnership has authority to issue preferred units that may have distribution and other rights senior to the rights of holders of Units, but the Operating Partnership may issue preferred units to the Company only in exchange for the contribution by the Company to the Operating Partnership of the net proceeds from the Company's issuance of an equivalent number of shares of preferred stock that have equivalent seniority rights over the rights of holders of shares of Common Stock of the Company.

     The Operating Partnership may issue additional Units to purchase additional properties or to purchase land parcels for the development of properties in transactions that defer some or all of the seller's tax consequences. The Operating Partnership believes that many potential sellers of properties have a low tax basis in their properties and would be more willing to sell the properties in transactions that defer the federal income tax consequences of the sale. Offering Units representing an equity interest in the Operating Partnership instead of cash for properties may provide potential sellers with partial federal income tax deferral.

     As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private real estate entities regarding possible portfolio or individual asset acquisitions or business combinations. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in the upper Midwest -- generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin -- that are anchored by strong national, regional and independent grocery store chains. The Operating Partnership favors grocery-anchored shopping centers because, based on its experience and current research, such properties offer better prospects for sustainable cash flow growth over time due to their strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than apparel- or leisure-anchored shopping center properties.

     The Operating Partnership is a Delaware limited partnership, and its general partner, the Company, is a Maryland corporation. The executive offices of both the Operating Partnership and the Company are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626 and their telephone number is (847) 272-9800.

     Reference is made to the applicable Prospectus Supplement accompanying this Prospectus for additional information concerning the Operating Partnership as of the date of such Prospectus Supplement.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Operating Partnership intends to use the net proceeds from the sale of Debt Securities primarily to repay indebtedness of the Operating Partnership, which may include indebtedness incurred in connection with the acquisition, development or improvement of shopping centers, to acquire or develop additional shopping centers and to fund expansions and/or improvements to such shopping centers or to certain shopping centers already owned by the Operating Partnership.

     Pending their use as described above, the net proceeds from the sale of any Debt Securities may be used for other general purposes of the Operating Partnership or invested in short-term securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Operating Partnership for the periods indicated:

           YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
  ------------------------------------------     -------------------------------
   1992     1993     1994     1995     1996                   1997
  ------   ------   ------   ------   ------                  ----
  1.21:1   2.84:1   2.79:1   2.63:1   2.95:1                 2.79:1

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates and containing such terms as either the chief executive officer or the chief financial officer of the general partner shall determine. All of the Debt Securities issued hereby will be investment grade. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading and in the applicable Prospectus Supplement relating to the Debt Securities and the Indentures are descriptions of the material provisions thereof.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Operating Partnership as described under "Subordination." The material terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable additions to the general terms of the Debt Securities as described herein and any applicable federal income tax considerations. Accordingly, for a description of the material terms of any series of Debt

Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

          (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

          (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) Whether such Debt Securities will be issued in certificated or book-entry form and, if in book entry form, the identity of the depository for such Debt Securities;

          (13) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (14) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof,

          (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (16) Any additions to the events of default or covenants of the Operating Partnership with respect to such Debt Securities, and any additions to the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

          (17) With respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and, (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

          (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "-- Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or

(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Reference is made to the applicable Prospectus Supplement for information with respect to any additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Any Prospectus Supplement relating to a series of Debt Securities that is subject to the optional redemption of such series of Debt Securities will describe, to the extent applicable, the obligation of the Operating Partnership to comply with the requirements of Rule 14(e)-1 under the Exchange Act and any other applicable securities laws.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall expressly assume (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and
(ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Additional Covenants. Any additional covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default under any bond, debenture, note or other evidence of indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000 or under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary of the Operating Partnership; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee; and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series; or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Except as set forth in the second following paragraph, modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of any outstanding Debt Securities necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture; and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities, or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Operating Partnership in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Operating Partnership to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Operating Partnership receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Debt or other indebtedness of the Operating Partnership and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Operating Partnership.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Operating Partnership in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Operating Partnership for money borrowed or represented by purchase-money obligations; (ii) indebtedness of the Operating Partnership evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement; (iii) obligations of the Operating Partnership as lessee under leases of property either made as part of any sale and leaseback transaction to which the Operating Partnership is a party or otherwise; (iv) indebtedness, obligations and liabilities of others in respect of which the Operating Partnership is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Operating Partnership has agreed to purchase or otherwise acquire; and (v) any binding commitment of the Operating Partnership to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks without preference to the Subordinated Securities; (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Operating Partnership to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and (C) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Operating Partnership's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt

Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance"); or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any equity interest in the Operating Partnership or any capital stock or debt securities of the Company.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities which evidence the aggregate amount of a particular series of the debt (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                              PLAN OF DISTRIBUTION

     The Operating Partnership may sell Debt Securities through underwriters or dealers, directly to one or more purchasers, or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Operating Partnership or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Operating Partnership, and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Operating Partnership may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, Debt Securities.

     Under agreements into which the Operating Partnership may enter, underwriters will be, and dealers and agents who participate in the distribution of Debt Securities may be, entitled to indemnification by the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Operating Partnership or the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership may itself, or may authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Debt Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Debt Securities, will be passed upon for the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company, the general partner of the Operating Partnership, and is the beneficial owner of approximately 9,000 shares of Common Stock of the Company. In case of an underwritten public offering, certain legal matters will be passed upon for the underwriters by legal counsel named in the applicable Prospectus Supplement.

                                    EXPERTS


     The consolidated financial statements and schedule of Bradley Operating Limited Partnership and Predecessor Business and Subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 contained in the Operating Partnership's Form 10 Registration Statement, the consolidated financial statements and schedule of Bradley Real Estate, Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 contained in the Company's Annual Report on Form 10-K, and the combined statement of revenues and certain expenses of the Acquisition Properties (as defined) for the year ended December 31, 1996 contained in the Operating Partnership's Form 10/A-3 Registration Statement have been incorporated by reference herein and in the Registration Statement of which this Prospectus is a part in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accounts, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Operating Partnership or the Company issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.



     The consolidated balance sheets of Tucker Properties Corporation as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended contained in said Form 10/A-3 Registration Statement have been likewise incorporated in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS (COLLECTIVELY, THE "PROSPECTUS") AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............   S-3
The Operating Partnership.................   S-9
Use of Proceeds...........................  S-25
Capitalization............................  S-26
Selected Financial Data...................  S-27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................  S-28
Description of Notes......................  S-35
Underwriting..............................  S-44
Legal Matters.............................  S-45

                   PROSPECTUS
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
Risk Factors..............................     3
The Operating Partnership.................     9
Use of Proceeds...........................    11
Ratios of Earnings to Fixed Charges.......    11
Description of Debt Securities............    11
Plan of Distribution......................    22
Legal Matters.............................    22
Experts...................................    23

                            ------------------------

     UNTIL                , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

================================================================================
================================================================================


                               BRADLEY OPERATING
                              LIMITED PARTNERSHIP
                       $100,000,000     % NOTES DUE 2004




                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------




                            PAINEWEBBER INCORPORATED
                                 BT ALEX. BROWN
                             SALOMON BROTHERS INC.
                      FIRST CHICAGO CAPITAL MARKETS, INC.





                               ------------------


                                           , 1997

================================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be paid by the Operating Partnership in connection with the issuance and distribution of the Securities.

SEC registration fee..............................................................  $103,449
Legal fees and expenses...........................................................   200,000
Accounting fees and expenses......................................................    50,000
Printing fees and expenses........................................................    50,000
Rating agency costs...............................................................   125,000
Indenture Trustee fees............................................................    50,000
Miscellaneous.....................................................................    21,551
                                                                                    --------
          Total...................................................................  $600,000
                                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

     The Operating Partnership Agreement generally provides that the general partner and any person acting on its behalf will incur no liability to the Operating Partnership or any limited partner for any act or omission within the scope of the general partner's authorities, provided the general partner's or such other person's action or omission to act was taken in good faith and in the belief that such action or omission was in the best interests of the Operating Partnership and its affiliates, and provided further, that the general partner's or such other person's actions or omissions shall not constitute actual fraud or gross negligence or deliberately dishonest conduct.

     The Operating Partnership Agreement also provides for the indemnification of the general partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director, officer, agent, employee or plan administrator of the Company or of its predecessor Bradley Real Estate Trust (the "Trust") or
(ii) any individual who, at the request of the Company, serves or has served in any of these capacities with another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former director or officer of the Company, (b) any individual who, at the request of the Company, serves or has served another corporation, partnership, joint venture, trust or other enterprise as a director or officer or (c) any present or former Trustee or officer of the Trust.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation as a condition to advancing expenses, to obtain (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (y) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company and the Operating Partnership have claims-made directors and officers liability insurance policies that insure the directors and officers of the Company including in its capacity as general partner of the Operating Partnership against loss from claimed wrongful acts and insure the Company for indemnifying the directors and officers against such loss. The policy limits of liability are $10,000,000 each policy year and are subject to a retention of $150,000 of loss by the Company.

ITEM 16.  EXHIBITS.


EXHIBIT
  NO.                            DESCRIPTION
--------                         -----------

     1.1    -- Form of Underwriting Agreement.

     3.1 -- Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated as of September 2, 1997, incorporated by reference to the
               Operating Partnership's Registration Statement on Form 10.

   3.2.1    -- Articles of Amendment and Restatement of Bradley Real Estate,
               Inc. (the "Company"), incorporated by reference to Exhibit 3.1 of the Company's Current
               Report on Form 8-K dated October 17, 1994.

   3.2.2    -- Articles of Merger between Tucker Properties Corporation and
               Bradley Real Estate, Inc., incorporated by reference to Exhibit
               3.3 of the Company's Annual Report on Form 10-K dated March 25, 1996.

     4.1 -- Indenture for Senior Debt Securities (includes form of Senior Security in Exhibit A).

     4.2 -- Indenture for Subordinated Debt Securities -- same as Exhibit 4.1, except as described in Exhibit 4.2.

     4.3    -- Form of Supplemental Indenture

    *5.1    -- Opinion of Goodwin, Procter & Hoar LLP as to the legality of the
               Debt Securities being registered.

  10.1.1    -- Revolving Credit Agreement dated as of March 15, 1996 by and among Bradley Real Estate, Inc., Bradley Operating Limited Partnership and The First National Bank of Boston, incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form 10-K dated March 25, 1996.

  10.1.2    -- First Amendment dated as of May 2, 1996 and Second Amendment dated as of March 28, 1997 to the aforesaid Revolving Credit Agreement, incorporated by reference to Exhibit 10.2.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended dated March 31, 1997 dated May 13, 1997.

EXHIBIT
  NO.                                 DESCRIPTION
--------                              -----------

    10.2    -- Indenture dated as of June 1, 1994 between Tucker Financing
               Partnership (name changed March 15, 1996 to Bradley Financing Partnership) and Bankers Trust Company of California, N.A. relating to 7.30% Mortgage Notes due September 30, 2000, incorporated by reference to Exhibit 10.3 of the Company's Annual Report on Form 10-K dated March 25, 1996.

    12.1    -- Calculation of Ratios of Earnings to Fixed Charges.

   *23.1    -- Consent of KPMG Peat Marwick LLP.

   *23.2    -- Consent of Coopers & Lybrand L.L.P.

   *23.3    -- Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

    24.1    -- Power of Attorney (included in Part II of this registration statement).

    25.1    -- Form T-1 Statement of Eligibility and Qualification Under the
               Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee for Bradley Operating Limited Partnership.



---------------


* Filed herewith.



ITEM 17.  UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related maters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois on November 18, 1997.


                                   BRADLEY OPERATING LIMITED
                                   PARTNERSHIP

                                   By: Bradley Real Estate, Inc.
                                   Its: General Partner

                                   By: /s/ IRVING E. LINGO, JR.
                                       -------------------------------------
                                       Irving E. Lingo, Jr.
                                       Chief Financial Officer and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on November 18, 1997.


            NAME                                  TITLE
            ----                                  -----

         *                                    President, Chief Executive
------------------------------------------    Officer and Director
Thomas P. D'Arcy

/s/ IRVING E. LINGO, JR.                      Chief Financial Officer and
------------------------------------------    Treasurer
Irving E. Lingo, Jr.

         *                                    Controller
------------------------------------------
David M. Garfinkle

         *                                    Director, Chairman of the Board
------------------------------------------
Joseph E. Hakim

         *                                    Director
------------------------------------------
William L. Brown

         *                                    Director
------------------------------------------
Stephen G. Kasnet

         *                                    Director
------------------------------------------
Paul G. Kirk, Jr.

         *                                    Director
------------------------------------------
W. Nicholas Thorndike

         *                                    Director
------------------------------------------
A. Robert Towbin


By: /s/ IRVING E. LINGO, JR.
    --------------------------------
    Irving E. Lingo, Jr.
    Attorney-in-fact for the persons
    marked above with an asterisk

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION                                          PAGE
--------                               -----------                                          ----
     1.1    -- Form of Underwriting Agreement.

     3.1    -- Second Restated Agreement of Limited Partnership of Bradley Operating
               Limited Partnership, dated as of September 2, 1997, incorporated by reference to the Operating Partnership's Registration Statement on Form 10.

   3.2.1    -- Articles of Amendment and Restatement of Bradley Real Estate, Inc. (the
               "Company"), incorporated by reference to Exhibit 3.1 of the Company's
               Current Report on Form 8-K dated October 17, 1994.

   3.2.2    -- Articles of Merger between Tucker Properties Corporation and Bradley Real
               Estate, Inc. incorporated by reference to Exhibit 3.3 of the Company's
               Annual Report on Form 10-K dated March 25, 1996.

     4.1    -- Text of Indenture for Senior Debt Securities (includes form of Senior
               Security in Exhibit A).

     4.2    -- Text of Indenture for Subordinated Debt Securities -- same as Exhibit 4.1, except as described in Exhibit 4.2.

     4.3    -- Form of Supplemental Indenture.

    *5.1    -- Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Debt
               Securities being registered.

  10.1.1    -- Revolving Credit Agreement dated as of March 15, 1996 by and among Bradley
               Real Estate, Inc., Bradley Operating Limited Partnership and The First
               National Bank of Boston, incorporated by reference to Exhibit 10.2 of the
               Company's Annual Report on Form 10-K dated March 25, 1996.

  10.1.2    -- First Amendment dated as of May 2, 1996 and Second Amendment dated as of
               March 28, 1997 to the aforesaid Revolving Credit Agreement, incorporated by reference to Exhibit 10.2.1 of the Company's Quarterly Report on Form 10-Q
               for the quarter ended March 31, 1997 dated May 13, 1997.

    10.2    -- Indenture dated as of June 1, 1994 between Tucker Financing Partnership
               (name changed March 15, 1996 to Bradley Financing Partnership) and Bankers
               Trust Company of California, N.A. relating to 7.30% Mortgage Notes due
               September 30, 2000, incorporated by reference to Exhibit 10.3 of the
               Company's Annual Report on Form 10-K dated March 25, 1996.

    12.1    -- Calculation of Ratios of Earnings to Fixed Charges.

   *23.1    -- Consent of KPMG Peat Marwick LLP.

   *23.2    -- Consent of Coopers & Lybrand L.L.P.

   *23.3    -- Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

    24.1    -- Power of Attorney (included in Part II of this registration statement).

    25.1    -- Form T-1 Statement of Eligibility and Qualification Under the Trust
               Indenture Act of 1939 of a Corporation Designated to Act as Trustee for
               Bradley Operating Limited Partnership.


---------------


*   Filed herewith.